UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Horace Mann Educators Corporation

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HORACE MANN EDUCATORS CORPORATION

1 Horace Mann Plaza

Springfield, Illinois 62715-0001

ANNUAL MEETING - May 25, 2011

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of your corporation to be held at 9:00 a.m. Central Daylight Saving Time on Wednesday, May 25, 2011 at the Abraham Lincoln Presidential Library, 112 North Sixth Street, Springfield, Illinois.

We will present a report on Horace Mann’s current affairs and Shareholders will have an opportunity for questions and comments.

We encourage you to read the Proxy Statement and vote your shares as soon as possible. You may vote via the Internet, by telephone or by completing and returning a proxy card. Specific voting instructions are set forth in the Proxy Statement, the Notice of Internet Availability of Proxy Materials and the proxy card. You may revoke your voted proxy at any time prior to the meeting or vote in person if you attend the meeting.

We look forward to seeing you at the meeting. If you vote by proxy and do not plan to attend, let us know your thoughts about Horace Mann either by letter or by comment on the proxy card.

Sincerely,

Gabriel L. Shaheen	Peter H. Heckman
Chairman of the Board	President and Chief Executive Officer

Springfield, Illinois

April 7, 2011

HORACE MANN EDUCATORS CORPORATION

1 Horace Mann Plaza

Springfield, Illinois 62715-0001

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, May 25, 2011

Time:	9:00 a.m. Central Daylight Saving Time

Place:	Abraham Lincoln Presidential Library
112 North Sixth Street
Springfield, Illinois

Purpose:	1. Elect eight Directors named in the Proxy Statement.
2. Ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2011.
3. Approve the advisory resolution on Named Executive Officers’ compensation.
4. Provide an advisory vote on the frequency of future advisory votes on Named Executive Officers’ compensation.
5. Conduct other business, if properly raised.

Record Date:	March 28, 2011 - Shareholders registered in the records of the Company or its agents on that date are entitled to receive notice of and to vote at the meeting.

The approximate availability date of the Proxy Statement and the proxy card is April 7, 2011. Your vote is important. Whether or not you plan to attend the Annual Meeting, the Board of Directors urges you to vote via the Internet, by telephone or by returning a proxy card. If you vote via the Internet or by telephone, do not return your proxy card. You may revoke your proxy at any time before the vote is taken at the Annual Meeting provided that you comply with the procedures set forth in the Proxy Statement which accompanies this Notice of Annual Meeting of Shareholders. If you attend the Annual Meeting, you may either vote by proxy or revoke your proxy and vote in person.

Brokers are not permitted to vote on the election of directors, the advisory resolution on Named Executive Officers’ compensation or the advisory vote on the frequency of future advisory votes on Named Executive Officers’ compensation without instructions from the beneficial owner. Therefore, if your shares are held in the name of your broker, bank or other nominee, unless you vote your shares, your shares will not be voted regarding these proposals.

GENERAL INFORMATION

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on Wednesday, May 25, 2011. The Proxy Statement and Annual Report to Shareholders and Form 10-K are available at www.proxyvote.com.

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Horace Mann Educators Corporation (“HMEC”, the “Company” or “Horace Mann”) of proxies (that is, the authority to vote shares) from holders of the Company’s common stock, par value $.001 per share (“Common Stock”). The proxies will be voted at the Annual Meeting of Shareholders to be held on Wednesday, May 25, 2011 at 9:00 a.m. Central Daylight Saving Time at the Abraham Lincoln Presidential Library, 112 North Sixth Street, Springfield, Illinois and at any adjournment or postponement thereof (the “Annual Meeting”).

The mailing address of the Company is 1 Horace Mann Plaza, Springfield, Illinois 62715-0001 (telephone number 217-789-2500). This Proxy Statement and the proxy card are being first made available to shareholders of the Company (“Shareholders”) on or about April 7, 2011.

The Board has fixed the close of business on March 28, 2011 as the record date (the “Record Date”) for determining the Shareholders entitled to receive notice of and to vote at the Annual Meeting. At the close of business on the Record Date, an aggregate of 39,784,429 shares of Common Stock were issued and outstanding, each share entitling the holder thereof to one vote on each matter to be voted upon at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of such outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The Company, through bankers, brokers or other persons, also intends to make a solicitation of beneficial owners of Common Stock.

At the Annual Meeting, Shareholders will be asked to (1) elect eight Directors named in the Proxy Statement to hold office until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified, (2) ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2011, (3) approve the advisory resolution on Named Executive Officers’ compensation, and (4) provide an advisory vote on the frequency of future advisory votes on Named Executive Officers’ compensation.

Shareholders may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, including the Company’s audited consolidated financial statements, were made available to known Shareholders on or about February 28, 2011.

Electronic Access to Proxy Materials and Annual Report

As we did last year, we are delivering a Notice of Internet Availability of Proxy Materials (“Notice”) to Shareholders in lieu of a paper copy of the Proxy Statement and related materials and the Company’s Annual Report to Shareholders and Form 10-K (together the “Proxy Materials”). If you received a Notice by mail, you will not receive a paper copy of the Proxy Materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the Proxy Materials and cast your vote. If you received a Notice by mail and would like to receive a paper copy of our Proxy Materials, please follow the instructions included in the Notice.

Shareholders also can elect to receive an e-mail message that will provide a link to the Proxy Materials on the Internet. By opting to access your Proxy Materials via e-mail, you will save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources. Shareholders who have enrolled previously in the electronic access service will receive their Proxy Materials via e-mail this year. If you received a Notice by mail and would like to receive your Proxy Materials via e-mail, please follow the instructions included in the Notice.

How to Vote

(1)

Via Internet: Go to www.proxyvote.com to vote via the Internet. You will need to follow the instructions on your Notice or proxy card and the website. If you vote via the Internet, you may incur telephone and Internet access charges.

(2)	By Telephone: Call the toll-free telephone number on the proxy card or the website to vote by telephone. You will need to follow the instructions and the voice prompts.
(3)	By Mail: Request, complete and return a paper proxy card, following the instructions on your Notice.
(4)	In Person: Attend the Annual Meeting, or send a personal representative with an appropriate proxy, to vote by ballot.

If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet or by telephone, do not return your proxy card.

If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), you will receive a Notice containing instructions from the holder of record that you must follow in order for your shares to be voted. Internet and/or telephone voting also will be offered to Shareholders owning shares through most banks and brokers.

Participants in the Company’s stock fund within the Supplemental Retirement and Savings 401(k) Plan can direct the trustee to vote their shares via the Internet as directed in the Notice, by telephone as provided on the website or proxy card, or by signing and returning a proxy card.

Solicitation and Revocation

Your proxy is being solicited by and on behalf of the Board. The persons named in the Form of Proxy have been designated as proxies by the Board. Such persons are Directors of the Company.

Shares of Common Stock represented at the Annual Meeting by a properly executed and returned proxy will be voted at the Annual Meeting in accordance with the instructions noted thereon, or if no instructions are noted, the proxy will be voted in favor of the proposals set forth in the Notice of Annual Meeting. A submitted proxy is revocable by a Shareholder at any time prior to it being voted, provided that such Shareholder gives written notice to the Corporate Secretary at or prior to the Annual Meeting that such Shareholder intends to vote in person or by submitting a subsequently dated proxy. Attendance at the Annual Meeting by a Shareholder who has given a proxy shall not in and of itself constitute a revocation of such proxy.

Further solicitation may be made by officers and other employees of the Company personally, by telephone or otherwise, but such persons will not be specifically compensated for such services. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of Common Stock. The costs of soliciting proxies will be borne by the Company. It is estimated these costs will be nominal.

Shareholder Approval

Shareholders are entitled to one vote per share of Common Stock on all matters submitted for consideration at the Annual Meeting. The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required for the election of Directors and the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011 under the Company’s By-Laws.

Abstentions have the same effect as a vote “against” approval of the matter.

Please note that under the rules of the New York Stock Exchange (“NYSE”), brokers who hold shares of Common Stock in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. With respect to the matters to come before the Annual Meeting, if brokers are not entitled to vote without instructions and therefore cast broker non-votes, the broker non-votes will have no effect on the outcome of the vote under the Company’s By-Laws.

For this Annual Meeting, if you do not give specific instructions, your broker may cast your vote in its discretion on only Proposal No. 2 - Ratification of Independent Registered Public Accounting Firm.

Other Matters

Other than the matters set forth below, the Board has not received any Shareholder proposal by the deadline prescribed by the rules of the SEC, and otherwise knows of no other matters to be brought before the Annual Meeting. However, should any other matters properly come before the meeting, the persons named in the Form of Proxy will vote or refrain from voting thereon at their discretion.

MATTERS TO BE CONSIDERED

Proposal No. 1 - Election of Eight Directors

The By-Laws of the Company provide for the Company to have not less than five or more than fifteen Directors. The following eight persons currently are serving as Directors of the Company: Mary H. Futrell, Stephen J. Hasenmiller, Peter H. Heckman, Ronald J. Helow, Gabriel L. Shaheen, Roger J. Steinbecker, Robert Stricker and Charles R. Wright. The terms of the current Directors expire at the Annual Meeting.

The Board of Directors believes it is necessary for each of the Company’s Directors to possess a variety of qualities and skills. The Nominating & Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. This assessment includes members’ qualifications as independent, as well as consideration of skills, experience, diversity and age in the context of the needs of the Board. The Nominating & Governance Committee does not have a formal diversity policy; however, the Board and the Nominating & Governance Committee believe that it is essential that the Board members represent diverse viewpoints. The Nominating & Governance Committee assesses the effectiveness of the criteria described above when evaluating new Board candidates and when assessing the composition of the Board as a whole.

Upon the recommendation of the Nominating & Governance Committee, the Board nominated Dr. Futrell, Mr. Hasenmiller, Mr. Heckman, Mr. Helow, Mr. Shaheen, Mr. Steinbecker, Mr. Stricker and Mr. Wright (the “Board Nominees”) to hold office as Directors. The proxies solicited by and on behalf of the Board will be voted “FOR” the election of the Board Nominees unless you specify otherwise. The Company has no reason to believe that any of the foregoing Board Nominees is not available to serve or will not serve if elected, although in the unexpected event that any such Board Nominee should become unavailable to serve as a Director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be nominated. Each Director will serve until the next Annual Meeting of Shareholders and until his or her respective successor is duly elected and qualified.

Board Nominees

The following information, as of March 15, 2011, is provided with respect to each Board Nominee:

Mary H. Futrell, 70

Dr. Futrell has been a Director of the Company since February 2001. She is Co-Director of the Center for Curriculum, Standards and Technology, a position she has held since 1990, at The George Washington University. In addition, Dr. Futrell is Professor, Department of Education Leadership, a position she has held since 1999; previously, she served as Dean of the Graduate School of Education and Human Development, a position she held from 1995 to 2010, and Associate Professor from 1992 to 1999. Dr. Futrell currently serves as a member of the Boards of Directors of K-12 Inc., Kettering Foundation, International Council on Education for Teaching, Virginia State University and Lynchburg College. She is also Founding President of Education International and past President of the National Education Association and the Virginia Education Association. Dr. Futrell’s experience in the educational community gives her unique insights into the Company’s niche market and the opportunities and challenges within that market.

Stephen J. Hasenmiller, 61

Mr. Hasenmiller has been a Director of the Company since September 2004. In March 2001, he retired after 24 years of service at The Hartford Financial Services Group, Inc., as Senior Vice President - Personal Lines. Mr. Hasenmiller’s prior affiliations include his tenure as Chairman of the Personal Lines Committee of the American Insurance Association (1999-2001) and membership on the Boards of Directors of the Institute for Business & Home Safety (1996-2001) and the Insurance Institute for Highway Safety (1995-2001). Mr. Hasenmiller’s seasoned insurance background in the personal lines business and his understanding of complex insurance issues provide the Board a valuable perspective.

Peter H. Heckman, 65

Mr. Heckman was appointed to his present position as Director, President and Chief Executive Officer (“CEO”) in October 2010. He joined the Company in April 2000 as Executive Vice President and Chief Financial Officer. Mr. Heckman previously served as Vice President of Allstate Life Insurance Company from 1988 through April 2000, where he held both senior financial and operating positions. Mr. Heckman has over 35 years of experience in the insurance industry. Mr. Heckman’s knowledge of and extensive background in the insurance industry contribute to Board discussion and understanding of issues impacting the Company.

Ronald J. Helow, 66

Mr. Helow has been a Director of the Company since September 2009. He is managing director of New Course Advisors, a consulting firm he founded in 2008 to advise companies on how to use advanced technologies to create a competitive advantage. Mr. Helow served as Partner and Chief Technology Officer at NxtStar Ventures, LLC, from 2001 to 2008, a firm providing consulting services to life insurance and retail financial services businesses, and founded Registry Systems Corporation in 1990 to custom design and implement mission critical projects using advanced computer technologies for insurance companies. Mr. Helow’s past experience in developing and securing solutions to insurance company operating challenges through technology brings to the Board unique knowledge and perspective.

Gabriel L. Shaheen, 57

Mr. Shaheen has been a Director of the Company since September 2007. He was elected Chairman of the Board in May 2010. Mr. Shaheen retired in 1999 after 22 years of service with Lincoln National Corporation, including service as President and Chief Executive Officer of Lincoln National Life Insurance Company, Managing Director of Lincoln UK, and President and Chief

Executive Officer of Lincoln National Reinsurance Companies. Since 2000, he has been Chief Executive Officer of GLS Capital Ventures, LLC and Partner of NxtStar Ventures, LLC, firms providing consulting services to life insurance and retail financial services businesses. He is currently a member of the Board of Directors of Steel Dynamics, Inc., one of the largest steel producers and metals recyclers in the United States. Mr. Shaheen holds the Fellow of the Society of Actuaries designation and his insurance experience, technical insurance expertise and leadership background are valuable Board resources and contribute to Board discussion of issues impacting the Company.

Roger J. Steinbecker, 68

Mr. Steinbecker has been a Director of the Company since July 2006. He retired in 2001 after a 35 year career with PricewaterhouseCoopers LLP (“PwC”), an auditing and accounting firm. During this time with PwC, he was the partner responsible for the audits of many national and international companies, served as leader of the firm’s Southeast Region’s consumer and industrial products business segment, and was managing partner of their Philadelphia and Denver practices. For more than 20 years, he served as the chairman of the board and/or audit committee of numerous prominent not-for-profit organizations. He is currently a member of the Boards of Directors of Xedar Corporation, St. John’s Mercy Medical Center and the Jefferson Club of the University of Missouri. With his extensive audit and accounting background, Mr. Steinbecker is recognized as a financial expert and his knowledge in these areas assists the Board in its oversight responsibilities.

Robert Stricker, 64

Mr. Stricker has been a Director of the Company since December 2009. He retired from Shenkman Capital Management, Inc., an investment management firm, in March 2009 as Senior Vice President and Principal. Prior to joining Shenkman, he served as Managing Director, Head of U.S. Fixed Income, Citigroup Asset Management at Citigroup, Inc. from 1994 to 2001. Mr. Stricker has over 35 years of experience in the financial services industry. He currently serves on the OPEB Trust Board of the town of Greenwich, Connecticut. Mr. Stricker holds the Chartered Financial Analyst designation and his investment knowledge and financial services industry experience provide the Board with financial insights and assist the Board in its oversight responsibilities.

Charles R. Wright, 69

Mr. Wright has been a Director of the Company since September 2007. He retired in 2004 after 41 years of service at State Farm Mutual Automobile Insurance Company as Senior Executive Vice President and Chief Agency and Marketing Officer, where he served as a member of the Boards of State Farm Mutual and other major State Farm affiliates until his retirement. Mr. Wright holds the Chartered Life Underwriter and Chartered Financial Consultant designations and he is past Chairman of the Board of the American College, the grantor of these designations. Mr. Wright’s knowledge and understanding of agent distribution channels, insurance operations and insurance marketing challenges contribute to Board understanding and discussions of issues impacting the Company.

All of the Board Nominees, except for Mr. Heckman, were elected Directors at the last Annual Meeting of Shareholders of the Company held on May 27, 2010. Mr. Heckman was elected as Director by the Board on October 6, 2010.

The Board recommends that Shareholders vote FOR the election of these eight nominees as Directors.

Proposal No. 2 - Ratification of Independent Registered Public Accounting Firm

The independent registered public accounting firm selected by the Audit Committee of the Board to serve as the Company’s auditors for the year ending December 31, 2011 is KPMG LLP. KPMG LLP served in that capacity for the year ended December 31, 2010. As a matter of good corporate governance, the Audit Committee submits its selection of the auditors to the Shareholders for ratification. If the selection of KPMG LLP is not ratified, the Audit Committee will review its future selection of an independent registered public accounting firm in light of the vote result. A representative from KPMG LLP is expected to be present at the Annual Meeting. The representative will be given an opportunity to make a statement to Shareholders and is expected to be available to respond to appropriate questions from Shareholders.

The Board recommends that Shareholders vote FOR the ratification of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2011.

Proposal No. 3 - Approval of the Advisory Resolution on Named Executive Officers’ Compensation

The Board is asking Shareholders to approve an advisory resolution on the Company’s Named Executive Officers’ compensation as reported in this Proxy Statement. The Compensation Committee has structured our Named Executive Officers’ compensation program as described below under “Executive Compensation - Compensation Discussion and Analysis”.

The Board recommends that Shareholders read the “Compensation Discussion and Analysis” (“CD&A”) included in this Proxy Statement, which describes in more detail how our Executive Compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the “Summary Compensation Table” and other related compensation tables and narrative included within the “CD&A”, which provide detailed information on the compensation of our Named Executive Officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “CD&A” are effective in achieving our goals.

In accordance with recently adopted Section 14(a) of the Exchange Act, and as a matter of good corporate governance, the Board is asking Shareholders to approve the following advisory resolution at the 2011 Annual Meeting:

RESOLVED, that the Shareholders of Horace Mann Educators Corporation (the Company) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2011 Annual Meeting of Shareholders.

This advisory resolution, commonly referred to as a “Say on Pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our Named Executive Officers’ compensation program.

The Board recommends that Shareholders vote FOR the approval of the advisory resolution on Named Executive Officers’ compensation.

Proposal No. 4 - Advisory Vote on the Frequency of Future Advisory Votes on Named Executive Officers’ Compensation

Pursuant to recently adopted Section 14(a) of the Exchange Act, the Board is asking Shareholders to vote on the frequency of future advisory votes on Named Executive Officers’ compensation of the nature reflected in Proposal No. 3 above. Specifically, whether such votes should occur every year, every two years or every three years.

After careful consideration, the Board of Directors has determined that holding an advisory vote on Named Executive Officers’ compensation every year is the most appropriate policy for the Company at this time, and recommends that Shareholders vote for future advisory votes on Named Executive Officers’ compensation to occur every year. While the Company’s Executive Compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that Named Executive Officers’ compensation disclosures are made annually. Given that the “Say on Pay” advisory vote provisions are new, holding an annual advisory vote on Named Executive Officers’ compensation provides the Company with more direct and immediate feedback on our compensation programs. However, Shareholders should note that because the advisory vote on Named Executive Officers’ compensation occurs well after the beginning of the compensation year, and because the different elements of our Executive Compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our Executive Compensation programs in consideration of any one year’s advisory vote on Named Executive Officers’ compensation by the time of the following year’s annual meeting of Shareholders. Requesting an annual advisory vote on Named Executive Officers’ compensation also is consistent with the Company’s practice of having all Directors elected annually and providing Shareholders an annual opportunity to ratify the Audit Committee’s selection of an independent registered public accounting firm.

The Board understands that the Company’s Shareholders may have different views as to what is an appropriate frequency for advisory votes on Named Executive Officers’ compensation, and will carefully review the voting results on this proposal. Shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years, or abstain. Shareholders are not voting to approve or disapprove the Board’s recommendation. This advisory vote on the frequency of future advisory votes on Named Executive Officers’ compensation is non-binding on the Board of Directors. Notwithstanding the Board’s recommendation and the outcome of the Shareholder vote, the Board may in the future decide to conduct advisory votes on a less frequent basis and may vary its practice based on factors such as discussions with Shareholders and the adoption of material changes to Executive Compensation programs.

The Board recommends that you vote to conduct future advisory votes on Named Executive Officers’ compensation every year.

EXECUTIVE OFFICERS

The following is certain information, as of March 15, 2011, with respect to certain executive officers of the Company and its subsidiaries who are not Directors of the Company (together with Peter H. Heckman, President and Chief Executive Officer, who is discussed above under “Board Nominees”, the “Executive Officers”):

Dwayne D. Hallman, 48

Executive Vice President and Chief Financial Officer

Mr. Hallman was appointed to his present position as Executive Vice President (“EVP”) and Chief Financial Officer (“CFO”) in October 2010. He joined the Company in January 2003 as Senior Vice President, Finance. From September 2000 to December 2002, he served as the Chief Financial Officer of Acceptance Insurance Companies, where he was responsible for financial reporting, investor relations, the treasury and investment management functions and property-casualty operations. From July 1995 to August 2000, Mr. Hallman served as Vice President, Finance and Treasurer at Highlands Insurance Group, where he was responsible for financial reporting, treasury, planning and office services. He served as Vice President and Controller of Ranger Insurance Company from 1988 to 1995. From 1984 to 1988, Mr. Hallman was associated with KPMG Peat Marwick, specializing in its insurance industry practice. Mr. Hallman has over 25 years of experience in the insurance industry.

Stephen P. Cardinal, 41

Executive Vice President and Chief Marketing Officer

Mr. Cardinal joined the Company in December 2008 as Executive Vice President and Chief Marketing Officer (“CMO”). Mr. Cardinal previously served as Executive Vice President of personal lines distribution and President of Countrywide Insurance Service, a mortgage insurance firm, positions he held from April 2007 to November 2008. He was associated with Allstate Insurance Company from July 1995 through April 2007, including service as Regional Distribution Leader. Mr. Cardinal has over 15 years of experience in the insurance industry.

Thomas C. Wilkinson, 52

Executive Vice President, Property & Casualty

Mr. Wilkinson was appointed to his present position as Executive Vice President, Property and Casualty (“P&C”) in August 2008. He joined the Company in September 2002 as Vice President and Property & Casualty Controller followed by several positions of increasing responsibility within the Company’s property and casualty segment. Previously, he was associated with Allstate Insurance Company as Product Manager, Finance Director and Regional Controller, positions he held from 1980 to 2002. Mr. Wilkinson has over 30 years of experience in the insurance industry.

Paul D. Andrews, 54

Senior Vice President, Human Resources and Administrative Operations

Mr. Andrews was appointed to his present position as Senior Vice President (“SVP”), Human Resources and Administrative Operations in 2010. He previously served as SVP, Corporate Services. Mr Andrews joined the Company in July 2001 as Vice President, Client Services. Prior to joining Horace Mann, he served as Assistant Vice President of SAFECO Insurance Companies, a position he held from 1998 to 2001, where he was responsible for field operations and personal insurance. Mr. Andrews has over 20 years of experience in the insurance industry.

Bret A. Conklin, 47

Senior Vice President and Controller

Mr. Conklin joined the Company as Senior Vice President and Controller in January 2002. Mr. Conklin previously served as Vice President of Kemper Insurance from January 2000 through January 2002, where he was responsible for all corporate financial reporting and accounting operations; Vice President and Controller of the Company from July 1998 through January 2000; and Vice President and Controller of Pekin Insurance from September 1992 through June 1998. He has seven years of public accounting experience with KPMG Peat Marwick from 1985 to 1992, specializing in its insurance industry practice. Mr. Conklin has over 25 years of experience in the insurance industry.

Brent H. Hamann, 51

Senior Vice President, Annuity and Life

Mr. Hamann joined the Company in February 2009 as Senior Vice President, Annuity and Life (“A&L”). Mr. Hamann previously served as senior consultant, life insurance and financial services practice, of Milliman, Inc., an actuarial consulting firm, a position he held from 2004 to 2009, and Assistant Vice President of Allstate Life Insurance Company, a position he held from 1987 to 2004. Mr. Hamann has over 20 years of experience in the insurance industry.

Ann M. Caparrós, 58

General Counsel, Chief Compliance Officer and Corporate Secretary

Ms. Caparrós joined the Company in March 1994 as Vice President, General Counsel and Corporate Secretary and the additional responsibilities of Chief Compliance Officer were formalized in 2000. Prior to March 1994, she was associated with John Deere Insurance Group from 1989 to 1994 as Vice President and General Counsel. She also was staff counsel for the Kellogg Company from 1988 to 1989 and United of Omaha Life Insurance Company from 1978 to 1988. Ms. Caparrós has over 30 years of experience in the insurance industry.

BOARD OF DIRECTORS AND COMMITTEES

There were eight members on the Board as of March 15, 2011. The Board met ten times during 2010. No Director of the Company attended fewer than 75% of the Board meetings and the committee meetings to which he or she was appointed and served during 2010. The Chairman of the Board presides over all executive sessions of the Board, including executive sessions of non-employee Directors, and may be contacted as described in “Communications with Directors” or as further detailed at www.horacemann.com, under “Investors - Corporate Governance”. The members of the Board are expected to be present at the Annual Meeting. The following were members of the Board at the time and attended last year’s annual meeting of Shareholders: Dr. Futrell, Mr. Hasenmiller, Mr. Helow, Mr. Lower, Mr. Melone, Mr. Parker, Mr. Shaheen, Mr. Steinbecker, Mr. Stricker and Mr. Wright.

The Company’s Corporate Governance Principles provide that the Board consist of a majority of directors who meet the criteria for independence required by the listing standards of the NYSE. Based on the independence requirements of the NYSE and after reviewing any relationships between the Directors and the Company or its management (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company or its management) that could impair, or appear to impair, the Director’s ability to make independent judgments, the Board determined that none of its non-employee Directors have a material relationship with the Company, and therefore all of these Directors are independent. This independence determination is analyzed annually in both fact and appearance to promote arms-length oversight. The current non-employee Directors are Dr. Futrell, Mr. Hasenmiller, Mr. Helow, Mr. Shaheen, Mr. Steinbecker, Mr. Stricker and Mr. Wright.

Board Leadership Structure

The Board is committed to strong, independent Board leadership and believes that objective oversight of management is a critical aspect of effective corporate governance. Accordingly, the Board currently has two separate individuals holding the offices of Chairman and Chief Executive Officer, and the position of Chairman is held by an independent Director. The Board of Directors believes that having an independent Director serve as Chairman is in the best interest of the Company at this time as this structure provides a greater role for the independent Directors in the oversight of the Company. However, as described in the Company’s Corporate Governance Principles, this situation can change in the future to permit one individual to hold both positions, if the Board deems it to be in the best interests of the Company at a given time.

Board’s Role in Risk Oversight

The Board of Directors is responsible for overseeing the processes that management has established for assessing and managing risk. In addition, the Board has delegated oversight of certain categories of risk to designated Board committees. In performing their oversight responsibilities, the Board and relevant committees regularly discuss with management the Company’s policies with respect to risk assessment and risk management. The committees report to the Board regularly on matters relating to the specific areas of risk the committees oversee.

In addition, the Company has established an internal Enterprise Risk Management (“ERM”) Committee, which is composed of certain members of senior management including the President and CEO; the Executive Vice President and CFO; the Executive Vice President and CMO; the Executive Vice President, Property & Casualty; the Senior Vice President, Human Resources and Administrative Operations; the Senior Vice President, Annuity and Life; the General Counsel, Chief Compliance Officer and Corporate Secretary; and the Internal Audit Director. The ERM Committee is chaired by the Executive Vice President and CFO of the Company.

Throughout the year, the Board and the relevant Board committees receive regular reports from the Enterprise Risk Management Committee and its chairman regarding major risks and exposures facing the Company and the steps management has taken to monitor and control such risks and exposures. In addition, throughout the year, the Board and the relevant Board committees dedicate a portion of their meetings to review and discuss specific risk topics in greater detail.

Committees of the Board

The standing committees of the Board consist of the Executive Committee, Compensation Committee, Nominating & Governance Committee, Investment & Finance Committee and Audit Committee. Each standing committee is governed by a charter that defines its role and responsibilities which are available on the Company’s website at www.horacemann.com under “Investors - Corporate Governance”. A printed copy of these charters may be obtained by Shareholders upon written request addressed to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-120, Springfield, Illinois 62715-0001. The Board may also form ad hoc committees from time to time.

The following table identifies current membership and the Chairman of each of the committees of the Board, as well as the number of times each committee met during 2010.

Director	Executive Committee	Compensation Committee	Nominating & Governance Committee	Investment & Finance Committee	Audit Committee	Technology Committee
Mary H. Futrell		X	X
Stephen J. Hasenmiller			X		X	X
Peter H. Heckman	X			X
Ronald J. Helow				X	X	Chair
Gabriel L. Shaheen	Chair	X	Chair
Roger J. Steinbecker	X			X	Chair
Robert Stricker	X			Chair	X
Charles R. Wright	X	Chair				X
Meetings in 2010	0	6	4	4	12	7

  Chair - Committee Chair

  X - Committee member

The Executive Committee exercises certain powers of the Board during intervals between meetings of the Board and, as requested by the Chief Executive Officer, acts as a sounding board for discussing strategic and operating issues.

The Compensation Committee approves and recommends to the Board the compensation, salaries, bonuses and awards applicable to the Executive Officers and Directors of the Company and oversees the Executive Officer succession planning process. The Compensation Committee receives recommendations from management and has unrestricted access to the Company’s personnel documents and to reports or evaluations of any independent compensation consultants, specialists or advisors who are retained by the Company or the Compensation Committee to analyze the compensation and other benefits of the Executive Officers and members of the Board. The Compensation Committee also has access to any other resources which it needs to discharge its responsibilities, including selecting, retaining and/or replacing, as needed, compensation and benefits consultants and other outside consultants to provide independent advice to the Compensation Committee. Additional information regarding the processes and procedures for the consideration and determination of Executive Officer compensation is provided in “Executive Compensation - Compensation Discussion and Analysis”.

The Nominating & Governance Committee develops and recommends to the Board corporate governance principles applicable to the Company, oversees the Board succession planning process, and recommends Director candidates to the Board. The Nominating & Governance Committee will consider Director candidates recommended by Shareholders. Candidates may be submitted in writing to Ann M. Caparrós, Corporate Secretary, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois 62715-0001. There are no differences between the evaluation of candidates recommended by Shareholders and the evaluation of candidates recommended by members of the Nominating & Governance Committee. The Committee evaluates possible nominees to the Board on the basis of the factors it deems relevant, including the following:

•	high standards of personal character, conduct and integrity;
•	an understanding of the interests of the Company’s Shareholders, clients, employees, agents, suppliers, communities and the general public;
•	the intention and ability to act in the interest of all Shareholders;

•	a position of leadership and substantial accomplishment in his or her field of endeavor, which may include business, government or academia;
•	the ability to understand and exercise sound judgment on issues related to the goals of the Company;
•	a willingness and ability to devote the time and effort required to serve effectively on the Board, including preparation for and attendance at Board and committee meetings;
•

the absence of interests or affiliations that could give rise to a biased approach to directorship responsibilities and/or a conflict of interest, and the absence of any significant business relationship with the Company except for the employment relationship of an Employee Director; and

•	the needs of the Board, including skills, experience, diversity and age.

The Investment & Finance Committee approves investment strategies, monitors the performance of investments made on behalf of the Company and its subsidiaries, and oversees issues and decisions relating to the Company’s capital structure.

The Audit Committee oversees the accounting and financial reporting process, audits of the financial statements, and internal operating controls of the Company. It meets with both the Company’s management and the Company’s independent registered public accounting firm. Each of the current members of this Committee is independent under the independence standards of the NYSE applicable to audit committee members. No Audit Committee member serves on the audit committee of more than three other publicly traded companies. The Board has determined that Mr. Steinbecker is a financial expert. Mr. Steinbecker retired in 2001 from PricewaterhouseCoopers LLP after a 35 year career where he was the partner responsible for the audits of many national and international companies, served as leader of the firm’s Southeast Region’s consumer and industrial products business segment, and was managing partner of their Philadelphia and Denver practices.

The Technology Committee is an ad hoc committee formed by the Board during 2009. The Committee oversees the development and implementation of the Company’s technology strategies.

Report of the Audit Committee of the Board of Directors

Acting under a written charter, the Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee is composed of four directors, each of whom is independent as defined by the NYSE listing standards. Management has the primary responsibility for the Company’s financial statements and its reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, prior to the filing the Audit Committee reviewed the audited consolidated financial statements in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and clarity of disclosures in the financial statements.

The Audit Committee has discussed with the Company’s independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with United States generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required by Statement on Auditing Standards No. 114 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence) and discussed with them their independence from the Company and its management taking into account the potential effect of any non-audit services provided by the independent registered public accounting firm.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held 12 meetings during 2010.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission. The Audit Committee recommended and the Board approved the selection of the Company’s independent registered public accounting firm.

AUDIT COMMITTEE

ROGER J. STEINBECKER, Chairman

STEPHEN J. HASENMILLER, RONALD J. HELOW and ROBERT STRICKER, Members

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks between the Company and other entities involving the Company’s Executive Officers and Directors who serve as executive officers or directors of such other entities. During 2010, no member of the Compensation Committee was a current or former officer or employee of the Company.

Director Education

Each Director is required to participate in at least one education program every two years and may choose to participate in up to two education programs in a two year period at the Company’s expense. All Directors are in compliance with this requirement.

Director Compensation

The compensation program for non-employee Directors is shown in the following table:

Compensation Element	Non-Employee Director Compensation (1)
Board Chairman Annual Retainer	$90,000
Board Member Annual Retainer (other than Board Chairman)	$40,000
Committee Chairman Annual Retainer	$30,000 Audit Committee $10,000 Compensation Committee $ 7,500 all other Committees
Committee Member Annual Retainer (other than Committee Chairman)	$10,000 Audit Committee $ 5,000 all other Committees
Share-based Compensation

Fair value on the date of the respective awards is used to determine the number of Restricted Stock Units (“RSUs”) awarded.

$60,000 in RSUs upon joining the Board and an additional $60,000 in RSUs if joining within 6 months after the prior Annual Shareholder Meeting or an additional $30,000 in RSUs if joining more than 6 months after the prior Annual Shareholder Meeting but before the next Annual Shareholder Meeting.

An annual award of $60,000 in RSUs thereafter following the Annual Shareholder Meeting.

All awards have a l year vesting period.

Deferred Fees Match	Directors electing to defer cash compensation into Common Stock equivalent units (“CSUs”) receive a 25% match in additional CSUs.
Basic Group Term Life Insurance	Premium for $10,000 face amount
Business Travel Accident Insurance	Premium for $100,000 coverage

(1)

Annual retainer fees are paid following the Annual Shareholder Meeting each year. The annual retainer fees are prorated to the extent that a non-employee Director joins the Board after the Annual Shareholder Meeting or leaves the Board prior to the next Annual Shareholder meeting.

Non-employee Directors are required to hold shares of Common Stock in HMEC with a book value equal to three times their annual cash retainer. Until non-employee Directors meet this ownership requirement, they must retain all Common Stock equivalent units and Restricted Stock Units granted as share-based compensation (net of taxes). All non-employee Directors have met the guidelines. Employee Directors do not receive compensation for serving on the Board and are subject to separate stock ownership guidelines. See “Executive Compensation - Compensation Discussion and Analysis - Stock Ownership and Holding Requirements”.

The following table sets forth information regarding compensation earned by, or paid to, the non-employee Directors during 2010:

Director	Fees Paid in Cash ($)	Stock Awards ($) (1)	All Other ($) (2)	Total ($)
Mary H. Futrell	31,250	99,063	204	130,517
Stephen J. Hasenmiller	0	165,625	51	165,676
Ronald J. Helow	83,000	60,000	204	143,204
Joseph J. Melone (3)	0	15,625	84	15,709
Charles A. Parker (3)	0	18,125	84	18,209
Gabriel L. Shaheen	128,500	60,000	51	188,551
Roger J. Steinbecker	0	190,625	204	190,829
Robert Stricker	0	159,375	51	159,426
Charles R. Wright	0	154,375	204	154,579

(1)

Represents fees deferred in 2010 pursuant to the Deferred Equity Compensation Plan for Directors and the 2010 Comprehensive Executive Compensation Plan including the 25% match on those deferred fees, as well as $60,000 in RSUs (awarded May 27, 2010) for Dr. Futrell, Mr. Hasenmiller, Mr. Helow, Mr. Shaheen, Mr. Steinbecker, Mr. Stricker and Mr. Wright. As of December 31, 2010, Dr. Futrell, Mr. Hasenmiller, Mr. Helow, Mr. Shaheen, Mr. Steinbecker, Mr. Stricker and Mr. Wright each have 3,942 unvested RSUs. Mr. Melone and Mr. Parker do not have unvested RSUs. In addition, Mr. Melone, Mr. Parker and Dr. Futrell have 6,000, 3,000 and 3,000 fully-vested, unexercised stock options, respectively. All of the unexercised stock options vested prior to 2010 and therefore are not included in this table. Mr. Hasenmiller, Mr. Helow, Mr. Shaheen, Mr. Steinbecker, Mr. Stricker and Mr. Wright have not been granted stock options.

(2)

Represents insurance premiums provided by the Company for group term life insurance and business travel accident insurance for each Director. The group term life insurance premiums are age-banded and this is reflected in the lower premiums for Mr. Hasenmiller, Mr. Shaheen and Mr. Stricker. In addition, premiums for Mr. Melone and Mr. Parker reflect a shorter coverage period due to their retirement on May 27, 2010.

(3)	Mr. Melone and Mr. Parker did not stand for reelection to the Board in 2010 and retired from the Board on May 27, 2010.

Communications with Directors

The Company has established various processes to facilitate communications with the Board by Shareholders and other interested parties. Communications to non-employee Directors as a group or to the Chairman of the Board or to an individual Director may be submitted via regular mail addressed to the Board of Directors, c/o the Corporate Secretary, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois 62715-0001. Additionally, communications may be e-mailed to the Board of Directors, c/o the Corporate Secretary at hmecbofd@horacemann.com.

SPECIAL ADVISORY BOARD

The Company maintains a special advisory board composed of leaders of education associations. The Company’s management meets with the special advisory board annually. The education association leaders serving on the special advisory board receive a fee of $200 plus expenses for each special advisory board meeting attended.

CODE OF ETHICS, CODE OF CONDUCT AND CORPORATE GOVERNANCE PRINCIPLES

The Company has adopted a Code of Ethics and a Code of Conduct applicable to all employees, including the Chief Executive Officer, Chief Financial Officer, Controller and Directors (in their capacity as Directors of the Company). The Company has also adopted Corporate Governance Principles. The Codes and Principles are available on the Company’s website at www.horacemann.com, under “Investors - Corporate Governance”. A printed copy of the Codes and Principles may be obtained by Shareholders upon written request, addressed to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-120, Springfield, Illinois 62715-0001.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of shares of Common Stock by each person who is known by the Company to own beneficially more than 5% of the issued and outstanding shares of Common Stock, and by each of the Company’s Directors and the Company’s Chief Executive Officer, Chief Financial Officer and the other three highest compensated Executive Officers (collectively the “Named Executive Officers”), and by all Directors and Executive Officers of the Company as a group. Information in the table is as of March 15, 2011, except that the ownership information for the 5% beneficial owners is as of December 31, 2010 based on information reported by such persons to the SEC. Except as otherwise indicated, to the Company’s knowledge all shares of Common Stock are beneficially owned, and investment and voting power is held solely by the persons named as owners.

Common Stock Ownership	Beneficial Ownership Amount	Percent of Class
Security Ownership of 5% Beneficial Owners
Dimensional Fund Advisors LP (1)	3,269,612	8.2%
BlackRock, Inc. (2)	3,126,928	7.9%
Security Ownership of Directors and Executive Officers
Mary H. Futrell (3)	41,362	*
Stephen J. Hasenmiller	53,156	*
Peter H. Heckman (4)	187,155	*
Ronald J. Helow (5)	5,886	*
Gabriel L. Shaheen (6)	13,106	*
Roger J. Steinbecker (7)	49,965	*
Robert Stricker (8)	13,711	*
Charles R. Wright (9)	33,138	*
Dwayne D. Hallman (10)	81,553	*
Stephen P. Cardinal (11)	189,861	*
Thomas C. Wilkinson (12)	101,066	*
Brent H. Hamann (13)	30,912	*
All Directors and Executive Officers as a group (15 persons) (14)	1,056,900	2.6%
*	Less than 1%

(1)

Dimensional Fund Advisors LP (“Dimensional”) has a principal place of business at Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional has sole voting power with respect to 3,212,781 shares and sole investment power with respect to 3,269,612 shares. Dimensional disclaims beneficial ownership of such securities. The foregoing is based on Amendment No. 6 to Schedule 13G filed by Dimensional on February 11, 2011.

(2)

BlackRock, Inc. (“BlackRock”) has a principal place of business at 40 East 52nd Street, New York, New York 10022. BlackRock has sole voting and investment power with respect to 3,126,928 shares. BlackRock disclaims beneficial ownership of such securities. The foregoing is based on Amendment No. 1 to Schedule 13G filed by BlackRock on February 4, 2011.

(3)	Consists entirely of 3,000 vested stock options, 22,716 CSUs and 15,646 vested RSUs pursuant to the 2010 Comprehensive Executive Compensation Plan (“CECP”).

(4)	Consists entirely of 136,030 vested stock options, 34,181 CSUs and 16,944 vested RSUs pursuant to the CECP.

(5)	Consists entirely of 5,886 vested RSUs pursuant to the CECP.

(6)	Consists entirely of 2,094 CSUs and 11,012 vested RSUs pursuant to the CECP.

(7)	Consists entirely of 36,729 CSUs and 13,236 vested RSUs pursuant to the CECP.

(8)	Consists entirely of 8,463 CSUs and 5,248 vested RSUs pursuant to the CECP.

(9)	Includes 21,127 CSUs and 11,012 vested RSUs pursuant to the CECP.

(10)	Includes 69,792 vested stock options, 6,152 CSUs and 4,223 vested RSUs pursuant to the CECP.

(11)	Includes 185,536 vested stock options pursuant to the CECP.

(12)	Includes 85,069 vested stock options, 3,365 CSUs and 9,193 vested RSUs pursuant to the CECP.

(13)	Includes 16,498 vested stock options and 521 vested RSUs pursuant to the CECP.

(14)	Includes 700,329 vested stock options, 164,090 CSUs and 109,000 vested RSUs pursuant to the CECP.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s Executive Officers and Directors and other executives who beneficially own more than ten percent of HMEC’s outstanding Common Stock, whom the Company refers to collectively as the “Reporting Persons”, to file reports of ownership and changes in ownership with the SEC.

The Company has established procedures by which Reporting Persons provide relevant information regarding transactions in Common Stock to a Company representative and the Company prepares and files the required ownership reports. Based on a review of those reports and other written representations, the Company believes that there was full compliance with the reporting requirements under Section 16(a).

Review, Approval or Ratification of Transactions with Related Persons

The Board reviews issues involving potential conflicts of interest of its members and is responsible for reviewing and approving all related party transactions. The Board does not have a formal related party transaction policy but it considers each related party transaction individually.

Related Party Transactions

Other than the BlackRock relationship, the Company does not have any contracts or other transactions with related parties that are required to be reported under the applicable securities laws and regulations. BlackRock provides investment management services to the Company and has done so for more than 10 years. In 2010, the Company paid approximately $1 million in investment management fees to BlackRock.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section describes the compensation programs for our Chief Executive Officer and Chief Financial Officer in 2010 as well as the three other most highly compensated Executive Officers employed at the end of 2010, all of whom we refer to collectively as our Named Executive Officers (“NEOs”).

•	President and Chief Executive Officer, Peter H. Heckman;
•	Executive Vice President and Chief Financial Officer, Dwayne D. Hallman;
•	Executive Vice President and Chief Marketing Officer, Stephen P. Cardinal;
•	Executive Vice President, Property and Casualty, Thomas C. Wilkinson; and
•	Senior Vice President, Annuity and Life, Brent H. Hamann.

Additionally, we describe the compensation of our former President and Chief Executive Officer, Louis G. Lower II, who retired from the Company in October 2010 and received compensation in accordance with our retirement program and his employment agreement.

Executive Summary

This summary highlights information from this Compensation Discussion and Analysis section and may not contain all the information that is necessary to gain a full understanding of our policies and decisions. Please read the entire Compensation Discussion and Analysis section and compensation tables for a more complete understanding of our compensation program.

Despite a challenging economic environment, Horace Mann delivered strong financial results for 2010 as shown in the year-over-year comparison set forth below. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in HMEC’s 2010 Annual Report on Form 10-K for a more detailed description of these financial results.

Financial Highlights	2010	2009	Change
Total Shareholder Return	47.5%	39.2%	N/A
Net Income Per Share (Diluted)	$1.97	$1.81	8.8%
Book Value Per Share (1)	$22.19	$18.36	20.9%
Return on Equity (2)	9.6%	12.7%	-3.1	pts

N/A – Not applicable

(1)	Before the fair value adjustment for investments, book value per share was $19.42 at December 31, 2010 and $17.79 at December 31, 2009, an increase of 9.2%.

(2)	Based on 12-month net income and average quarter-end shareholders’ equity.

The Compensation Committee of the Board of Directors (“Committee”) oversees the compensation programs for our executive officers. The compensation program is designed to provide a direct and clear relationship between the performance of the Company and executive pay. To assist in the construct of the compensation program design, the assessment of the program’s relevance to current market trends and the analysis of the program’s effectiveness, the Committee retained Compensation Advisory Partners LLC (“CAP”) as independent compensation consultants who report directly to the Committee. CAP attends Committee meetings, including executive sessions, and serves solely at the pleasure of the Committee. In addition, the Committee believes its oversight of executive compensation is strongly enhanced by the on-going education of each Committee member on emerging legislation, regulatory guidelines and industry best practices. This is done through review of topical publications, participation in webcasts, attendance at seminars and conferences on executive compensation and formal updates by CAP during Committee meetings. Committee members provide management and CAP with topics for presentation and discussion prior to each meeting. During the Committee meetings, Committee members, management and CAP discuss executive compensation, benefits and related issues and their relevancy to the Company, its shareholders and its executive compensation program.

Our programs are structured to discourage excessive risk-taking through a balanced use of compensation vehicles and metrics with an overall goal of delivering sustained long-term shareholder value while aligning our executives’ interests with those of our shareholders. To this end, the Committee conducts an annual risk analysis of the compensation plans and incentive metrics with the assistance of the independent consultants and executive management. Further, our programs require that a substantial portion of each executive officer’s compensation be contingent on delivering performance results that benefit our shareholders. In addition, a significant portion of our NEOs’ compensation is delivered in equity over a multi-year timeframe and each executive is expected to satisfy meaningful stock ownership requirements. Similarly, we have stock ownership requirements for our Directors which are described under “Board of Directors and Committees - Director Compensation”.

To further reinforce the tie between Company results and compensation, each executive officer’s performance is reviewed by the Committee every 12 months on a common date. The performance reviews coincide with the review of corporate performance results. Each executive officer is reviewed not only on prior year business results but also on the individual’s demonstration of leadership skills and progress on specific strategic initiatives and other key priorities. The Committee also considers any adjustments to base salary at this review.

The overall executive compensation program includes base salary, annual cash incentives, and long-term equity awards. Incentive awards are earned upon the achievement of short-term and long-term business goals which are reviewed and approved by the Committee at the beginning of each performance period. Performance goals are structured to reward for business growth while balancing that growth with productivity, profitability, risk and capital management. Our compensation program does not include substantial non-performance based incentive compensation and, aside from benefits offered to all employees, the value of perquisites is less than $5,000 per executive officer.

Since 2008, the Company’s Long-term Incentive Program has been equity-based. The equity is comprised of a combination of stock options, performance-based restricted stock units and service-based restricted stock units. Paying these incentives solely in equity-based instruments and requiring executives to meet specific stock ownership guidelines serve to further align our executives’ interests with our shareholders’ interests. As part of its 2010 overall review of the executive compensation program, the Committee determined the existing stock ownership guidelines for the executive officers were appropriate and would be continued in 2011. Also for 2011, and to provide further alignment with shareholder interests, the Company adopted requirements whereby Executive Officers must hold shares equivalent to any proceeds from a long-term incentive stock option exercise, net of taxes and the costs of the exercise, for a minimum of one year after the date of exercise.

The Committee recognizes the need to have market-competitive compensation opportunities to attract, retain, and reward high performing executive talent. The outside independent compensation consultant reviews our executive compensation and compensation practices relative to the competitive market. Overall, our total target compensation is comparable to the market median, with above-target performance resulting in total compensation greater than market median and below-target performance resulting in total compensation below market median.

Based on the structure of the compensation plans, the absence of excessive perquisites, the demonstrated pay-for-performance practices and the strength of the Company’s compensation processes and practices, the Committee recommended and the Board has approved an annual “Say on Pay” advisory vote by shareholders.

To further mitigate enterprise risk and ensure the Company does not suffer any sustained gaps in leadership, the Committee approves, oversees and monitors the Company’s succession planning process. This process identifies candidates that have the skill sets, background, training and development plans, and corporate tenure to assume critical positions on an emergency basis and also for the long-term executive succession plan. The Company’s succession plan is reviewed by the full Board each year.

We do have change in control (“CIC”) agreements with each of our current NEOs which provide severance pay, including a tax “gross-up” payment. Before any benefits under the agreements are triggered, both a change in control of the Company and a termination of employment must occur. The Committee has determined that, while it cannot change unilaterally any existing agreement with current executives, it will not include tax gross-up provisions in any future agreements.

The Committee further believes that our compensation program should reward performance that supports the Company’s culture of integrity through compliance with applicable laws and regulations and our ethics policies. As a further step to support that belief, the Committee has determined that all executive officers will be subject to the same standards as the CEO and CFO regarding compensation clawbacks as defined under Section 404 of the Sarbanes-Oxley Act of 2002. In addition, under the 2010 Comprehensive Executive Compensation Plan, the Company has the right to recover any award if it is determined that an executive’s own misconduct contributed materially to the executive’s receipt of the award.

Oversight of the Executive Compensation Program

The Committee administers our executive compensation program. The current members of the Committee are Dr. Futrell, Mr. Shaheen and Mr. Wright. Mr. Wright serves as the Committee Chair. Consistent with the listing standards of the NYSE, the Committee is composed entirely of independent Directors.

The Committee has retained CAP to provide information and advice on the competitive market for executive talent, evolving market practices in our industry and the general employment market, regulatory and other external developments, and our executive compensation philosophy and incentive program design. The CAP consultants report directly to the Committee, attend the Committee meetings and executive sessions of the Committee at the Chair’s request and serve at the pleasure of the Committee. CAP performs no other services for management or the Committee. CAP works with management to obtain necessary data and perspectives on the Company’s strategic objectives, business environment, corporate culture, performance and other areas. This information is used by CAP to formulate its recommendations related to compensation opportunities and design. CAP’s findings and recommendations are reported directly to the Committee. The services provided by CAP during 2010 are described in more detail throughout this analysis. Ernst & Young LLP also provides information to the Company and the Committee on matters related to retirement benefit programs and termination and change in control calculations. In addition, the Committee has the authority to hire other experts and advisors as it deems necessary.

Management also supports the Committee by providing analysis and recommendations. When setting levels of executive compensation, the Committee requests, receives and considers the recommendations of the CEO regarding the performance of his direct reports and other executive officers. Members of the management team from Human Resources also attend and contribute to Committee meetings as relevant to the Committee agenda.

The Committee discusses its fundamental views on compensation and guiding principles, as well as its expectations of the CEO’s performance and annual goals, with the CEO and subsequently proposes the CEO’s goals to the Board for approval. The Committee does not include the CEO or other members of management in its discussions with CAP on the CEO’s compensation, nor does the CEO or management participate in the Committee’s recommendation to the Board on the CEO’s compensation. The Committee reviews the performance and compensation of all Long-term Incentive Program (“LTI”) participants annually on a common review date concurrent with the review of the prior year’s performance under the incentive plans.

Guiding Principles

The Committee believes it should pay and reward individual excellence and performance that leads to the attainment of the Company’s goals. The Committee believes a competitive executive compensation program should attract, motivate and retain talented leaders who are critical to creating long-term shareholder value. Based on those beliefs, the Committee has established the following core principles that underlie our executive compensation program.

A significant portion of compensation should be “at risk” based on the Company’s performance.

The Committee believes that a significant portion of an Executive Officer’s total compensation should be at risk. Generally, more than half of total pay for NEOs (base salary plus target annual incentive plus target long-term incentive) is at risk, is variable from year to year, and demonstrates a strong link between pay and performance. To further enhance the pay-for-performance linkage, we incorporate performance relative to comparable companies into both our annual and long-term incentive measures. See “Executive Compensation Program” below.

Compensation levels should be market competitive.

The Committee believes a competitive compensation program is critical to attracting and retaining top executives. Consequently, when making compensation decisions, the Committee considers the compensation opportunities provided to similarly situated executives at comparable companies as well as how compensation is delivered (e.g., short-term vs. long-term and fixed vs. variable). The Committee reviews benchmark data from market surveys and works with CAP to gain a clear understanding of the competitive market. We target total direct compensation at the market median. If performance is superior, our executives can earn compensation that approximates the 75th percentile of the market and if performance is below target, pay should be commensurate with the level of performance. See “Assessing Compensation Competitiveness” below for a discussion of peer companies and the survey data.

Incentive compensation should be structured to drive long-term value creation and reward strong performance.

Our executive compensation program includes significant cash-based and equity-based incentives intended to drive short-term and long-term value creation. For 2010, the performance goals in our annual incentive program were tied to the annual objectives set forth in our business plan. They included earnings, growth in book value, revenue growth and goals for the business units as discussed in more detail under “Executive Compensation Program – Annual Incentive Program” and “–

Annual Incentive Program Target Setting” below. The performance goals for our performance-based 2009-2010 long-term incentive awards were tied to earnings per share, total shareholder return, combined auto and property premium growth and annuity contract deposit growth as discussed in more detail under “Executive Compensation Program – Long-term Incentive Program” and “– Long-term Incentive Program Design and Target Setting” below.

Executive interests should be aligned with Shareholders.

The Committee believes that it is in the best interests of the Company and its Shareholders for our executives to have a financial interest in the long-term results of their business decisions. Incentives should facilitate stock ownership and include performance measures that drive long-term sustained shareholder value. Consequently, the Company grants equity awards with multi-year performance periods to reward sustained performance and multi-year vesting to encourage retention. Further, we allow deferrals of RSU awards and maintain a deferred compensation plan that allows our executives to invest in Common Stock equivalent units. Our executives are also required to satisfy meaningful stock ownership requirements which are discussed under “Stock Ownership and Holding Requirements” below. In 2010, we delivered approximately 38% of Mr. Heckman’s compensation in equity. This percentage reflects grants made when Mr. Heckman was the CFO. As CEO, Mr. Heckman’s equity grants will represent approximately 55% of his 2011 compensation. With respect to the other NEOs, approximately 32% to 46% of their compensation was delivered in equity. To align the interests of management and shareholders, the Long-term Incentive Program delivers 100% of the long-term incentive opportunities in equity.

Assessing Compensation Competitiveness

The Committee intends to set total direct compensation for the NEOs – salary and target annual and long-term incentive opportunities – at approximately the median of the competitive market, while providing the opportunity for additional compensation if warranted by performance. To determine competitive pay levels, we use comparable survey market data provided by our independent consultant, CAP, from published survey sources including Mercer LLC, LOMA and Towers Watson. The data from these surveys is scaled to our size by CAP based on revenues or revenue ranges as provided by the various surveys. The NEOs are assessed against comparable functional matches in the insurance industry and the broader general industry, as appropriate.

Every year, CAP provides the Committee with a comparison of the base salary, annual incentives and long-term incentives of the CEO with those of other chief executive officers based on survey data. Based on this data, CAP makes recommendations for the Committee’s consideration. The Committee then deliberates in executive session to determine its recommendation for approval by the Board of Directors.

For 2010, the CAP analysis demonstrated that 2010 total direct compensation was consistent with target pay positioning at the median of the market. This is consistent with 2009 benchmarking and the Committee’s compensation philosophy.

The Committee, with the help of CAP and Ernst & Young, also reviews the potential cost of each NEO’s total compensation package – including base salary, annual incentive compensation, long-term incentive compensation, welfare and retirement benefits, overall equity accumulation and perquisites – under several termination-of-employment scenarios, including a termination without “cause”, a resignation and a change in control.

Executive Compensation Program

We structure our executive compensation program to deliver the majority of pay through incentives that drive both operating results and long-term value and position approximately half or more of an executive officer’s pay at risk. The targeted compensation mix of total direct compensation for the NEOs at the beginning of 2010 is illustrated below. The mix of 2010 actual compensation varied as a result of actual incentives earned, including the impacts of changes in responsibilities due to appointments to new positions.

Name & Principal Position	Base Salary	Target Annual Incentive	Target Long-term Incentive
Peter H. Heckman, President & CEO (1)	40%	22%	38%
Dwayne D. Hallman, EVP & CFO (1)	52%	16%	32%
Stephen P. Cardinal, EVP & CMO	36%	18%	46%
Thomas C. Wilkinson, EVP P&C	40%	16%	44%
Brent H. Hamann, SVP A&L	41%	17%	42%
Louis G. Lower II, President & CEO (retired)	30%	14%	56%

(1)

Messrs. Heckman and Hallman were each appointed to their current positions in October of 2010. Their percentages represent pro-rated targeted compensation for their prior and current positions based on time in each position.

Base Salary

Competitive base salaries are critical to attracting and retaining superior executive talent. The Committee seeks to pay salaries that approximate median industry salaries for executives of similar companies in like positions. However, in recruiting new executives, these guidelines are sometimes exceeded to attract qualified candidates. There may also be instances where an existing executive’s compensation deviates from the median, either up or down, due to performance, compensation history, internal equity and/or retention risk with no pre-determined goals assigned to such considerations.

Salaries for Executive Officers are reviewed every 12 months on a common review date. In addition to considering market data, the Committee reviews each executive’s performance, including the accomplishment of key corporate, strategic, operational and financial goals, managing personnel and meeting our ethical standards.

Name & Principal Position	Prior Annualized Salary ($)	December 31, 2010 Annualized Salary ($)	Date of Last 2010 Increase	Reason for Last Increase
Peter H. Heckman, President & CEO	454,000	550,000	10-06-2010	Expanded role as a result of appointment to President & CEO
Dwayne D. Hallman, EVP & CFO	271,264	320,000	10-06-2010	Expanded role as a result of appointment to EVP & CFO
Stephen P. Cardinal, EVP & CMO	380,000	388,000	04-01-2010	Merit increase
Thomas C. Wilkinson, EVP P&C	300,000	312,000	04-01-2010	Merit increase
Brent H. Hamann, SVP A&L	237,500	245,500	04-01-2010	Merit increase

Annual Incentive Program

Our Annual Incentive Program (“AIP”) is designed to drive and reward strong performance over a one-year period. The annual incentive is a key part of our overall compensation structure and is directly linked to the Company’s annual business plan. Under the Horace Mann Educators Corporation 2010 Comprehensive Executive Compensation Plan (“CECP”) and per the Committee’s charter, the Committee establishes Company-wide and business unit/division performance objectives every March, as well as threshold, target and maximum bonus opportunities for each Named Executive Officer. In setting these objectives and opportunities, the Committee considers, among other things, the strategic goals of the Company, corporate financial projections and the degree of difficulty in achieving the targets. It is the goal of the Committee to establish measurements and targets that are reasonable, but not easily achieved. As evidence of this, the AIP has generated awards ranging from 0% to approximately 143% of target over the past 10 years, with an average of approximately 96% for the ten-year period. The variability and average level of the awards earned confirms the Committee’s practice of establishing reasonable yet aggressive goals for the Company’s Annual Incentive Program. The measures and targets are discussed with the CEO, other NEOs, other members of the Board and CAP before they are set. Each March, the Committee also certifies performance and determines annual incentive award payouts for the prior year.

Target incentive opportunities for the NEOs are intended to approximate the median of the bonuses paid to similarly situated executives in comparable companies. Maximum incentive opportunities are set at 200% of target. Changes made to these opportunities, if any, generally take effect at the start of the next calendar year, though when an executive is promoted, as was the case with Mr. Heckman and Mr. Hallman in 2010, the change goes into effect at the time of promotion. For 2010, the target annual incentive opportunities for the NEOs, expressed as a percentage of base salary, were as follows:

Name & Principal Position	2010 AIP Opportunity
Peter H. Heckman, President & CEO (1)	70%
Dwayne D. Hallman, EVP & CFO (1)	50%
Stephen P. Cardinal, EVP & CMO	50%
Thomas C. Wilkinson, EVP P&C	40%
Brent H. Hamann, SVP A&L	40%
Louis G. Lower II, President & CEO (retired)	70%

(1)	Represents Mr. Heckman’s and Mr. Hallman’s 2010 target opportunity as of October 6, 2010. Prior to that date, their AIP opportunities were 60% and 30%, respectively.

For 2010, 100% of the CEO’s annual incentive opportunity was tied to Company-wide performance, while 35%-40% of each of the other NEO’s opportunity was tied to various business unit and/or division measures with the other 60%-65% tied to Company-wide measures. The Committee believes that this split provides appropriate alignment between an executive’s compensation and the results he can most directly influence, while recognizing that the Company as a whole must perform well in order to deliver value to our shareholders.

Annual Incentive Program Target Setting

The Committee established targets for the 2010 corporate performance measures in its March 2010 meeting. The targets for the Operating Earnings Per Share and Insurance Revenues measures were based on a review of market conditions and expectations of other companies in the industry as well as our financial plan for 2010. The financial plan was the basis of our 2010 earnings guidance, which was publicly disclosed in February 2010 in connection with our release of earnings for the year ended December 31, 2009. In addition, an Operational Initiatives measure consisted of two components, including the number of agents and P&C and Financial Services conference points, which we believe are effective measures of our growth strategy. For 2010, the corporate measures (“Corporate Measures”) were as follows:

Annual 2010 Corporate Measures (1)	Measurement Weighting	Target	Results
Operating Earnings Per Share at Planned Catastrophes	25%	$1.74 per share	$1.80 per share
Total Shareholder Return (“TSR”) Modifier		Median of TSR peer group (2)	75th percentile
% Book Value Per Share Growth – Percentile Ranking	15%	Median of TSR peer group (2)	75th percentile
Insurance Revenues
Voluntary Auto & Property Premium Written	25%	$567.6 million	$552.0 million
Annuity Contract Deposits	15%	$342.3 million	$395.4 million
2010 Operational Initiatives
Number of Agents	10%	730	741
Total P&C and Financial Services Conference Points	10%	416,566	374,775
Total	100%

(1)	The Corporate Measures, as defined by the AIP, include:

•

Operating Earnings Per Share at Planned Catastrophes – Operating Earnings Per Share is the result of dividing net income before realized investment gains and losses by weighted average shares on a diluted basis. The measure also reflects an adjustment to replace the Company’s actual after tax cost of property and casualty catastrophe events with the cost that was assumed in the Company’s annual financial plan.

•	Total Shareholder Return – The total return on Horace Mann stock to an investor, which combines share price appreciation/decline and dividends.
•	% Book Value Per Share Growth – The percent change from prior year to current year of total shareholders’ equity divided by shares outstanding at the end of each year.
•

Voluntary Auto and Property Net Premium Written - Amount charged for voluntary auto and property policies issued during the year; portions of such amounts may be earned and included in financial results over future periods.

•	Annuity Contract Deposits – Amounts received from customers on deposit-type annuity contracts.
•

Number of Agents – An agent is a licensed representative of an insurer in marketing insurance products. For Horace Mann, this includes both Exclusive Agencies and Employee Agents. An Exclusive Agency is a local Horace Mann agency created and owned by an independent contractor who has signed an Exclusive Agent agreement with the Company. An Employee Agent is an agent who has employee status with the Company. By contract, Horace Mann’s Exclusive Agencies and Employee Agents market only the Company’s products and limited additional third-party vendor products authorized by the Company.

•	Total P&C and Financial Services Conference Points – An annual sales measure of Horace Mann agent performance that considers property and casualty and annuity and life new business production.

(2)

In 2010, the peer group was comprised of the following multi-line, property and casualty, and/or life insurance companies from various insurance indices: State Auto Financial Corporation, The Hanover Insurance Group, Inc., Mercury General Corporation, The Allstate Corporation, The Progressive Corporation, The Travelers Companies, Inc., The Chubb Corporation, Erie Indemnity Company, American Financial Group, Inc., Cincinnati Financial Corporation, The Hartford Financial Services Group, Inc. and Infinity Property and Casualty Corporation.

In 2010, 100% of Mr. Lower’s annual incentive opportunity was tied to Corporate Measures, as was Mr. Heckman’s upon becoming CEO. For the NEOs other than the CEO, annual incentive opportunities were split among various business unit and/or division measures with weightings assigned to each as listed below:

2010 Performance Measures	Peter H. Heckman, (1) President & CEO	Dwayne D. Hallman, EVP & CFO	Stephen P. Cardinal, EVP & CMO		Thomas C. Wilkinson, EVP P&C		Brent H. Hamann, SVP A&L
Corporate Measures	50.00%	50.00%	50.00%		50.00%		50.00%
2010 / 2011 Expense Management	15.00%	15.00%	10.00%		10.00%		10.00%
Business Unit / Division Measures
Property & Casualty	11.67%	11.67%	N/	A	40.00%		N/	A
Annuity & Life	11.67%	11.67%	N/	A	N/	A	40.00%
Marketing	11.66%	11.66%	40.00%		N/	A	N/	A
Total	100.00%	100.00%	100.00%		100.00%		100.00%

N/A – Not applicable

(1)	Represents Mr. Heckman’s annual incentive weightings prior to October 6, 2010.

The Committee believes that these weightings provide appropriate alignment between an executive’s compensation and the results he can most directly influence, while recognizing that the Company as a whole must perform well in order to deliver value to our shareholders.

Based on the 2010 performance of the Company relative to the Corporate Measures (130.0% of target) and the business unit and/or division measures compared to the pre-established goals, the Committee approved the resulting award of 130.0% of target for Mr. Lower, 122.8% for Mr. Heckman and 96.3% to 126.1% of target for the other NEOs. The annual incentives paid to the NEOs are shown in the Non-Equity Incentive Plan Payouts column of the “Summary Compensation Table”.

Long-term Incentive Program

The Company awards long-term incentives to executive officers who can have the greatest impact on the Company’s long-term success. Long-term incentives are intended to focus executives on driving operating performance as well as long-term value creation. They are also an effective vehicle for attracting and retaining executive talent. All long-term incentive grants are made under the Horace Mann Educators Corporation 2010 Comprehensive Executive Compensation Plan.

In setting performance targets for performance-based RSUs under the Long-term Incentive Program, the Committee considers, among other things, the strategic goals of the Company, financial projections, and the difficulty of meeting those goals and projections. Over the last 10 years, awards earned under the Long-term Incentive Program have ranged from 0% to 159.3% of target, with an annual average of 51.2% of target for the ten-year period, as illustrated in the graph below:

(1)	Graph represents percent of target performace-based awards earned in the year the long-term incentive measurement period ended.

The variability and average level of the awards earned confirms the Committee’s practice of establishing reasonable yet aggressive goals for the Company’s Long-term Incentive Program.

The intent of the program is to focus executives on shareholder value and key strategic objectives, while promoting retention and recognizing the market trend to deliver long-term incentives through a mix of equity-based compensation vehicles. Further, in combination with the cash component of the AIP, the compensation program provides the proper incentive without encouraging excessive risk taking. To ensure that our executives’ interests are aligned with those of our shareholders, our executives are required to invest and hold earned and vested restricted stock awards in deferred common stock equivalents until their stock ownership requirements are met. See “Stock Ownership and Holding Requirements” below.

Long-term Incentive Program Design and Target Setting

2009-2010 Long-term Incentive Program Grants and Awards

The 2009 awards were 100% equity-based and were comprised of 50% performance-based RSUs, 20% service based RSUs and 30% service-based stock options. The performance period for the 2009 awards began January 1, 2009 and ended December 31, 2010. The Committee believes that granting awards entirely in equity-based components appropriately drives long-term performance and creates alignment with shareholders. The Long-term Incentive Program measures and performance targets for the performance-based RSUs for the 2009-2010 performance period were established at the Committee’s March 2009 meeting. Measures were weighted to reward performance based on achievement of the 2010 property and casualty premium goal (25.0%), the 2010 annuity contract deposit target (15.0%), a two-year operating earnings per share objective (30.0%) and total shareholder return over the two-year period relative to a peer group of companies (30.0%). It is the Committee’s belief that all these measures impact shareholder value creation. Stock option awards and RSU grants were made to all NEOs in 2009. Performance for the 2009-2010 period resulted in 112.5% of performance-based RSUs granted in 2009 being earned. The 2009-2010 performance period measures, targets and results were as follows:

2009-2010 Performance Measures (1)	Measurement Weighting	2009-2010 Performance Period Targets	2009-2010 Performance Period Results
2010 Voluntary Auto and Property Net Premium Written	25%	$576.5 million	$552.0 million
2010 Annuity Contract Deposits	15%	$293.0 million	$395.4 million
Operating Earnings per Share at Planned Catastrophes for the two years ended December 31, 2010	30%	$3.23 per share	$3.15 per share
Total Shareholder Return	30%	Median of TSR peer group (2)	75th Percentile
Total	100%

(1)	The Performance Measures, as defined under the Long-term Incentive Program, include:

•

Voluntary Auto and Property Net Premium Written—Amount charged for voluntary auto and property policies issued during the year; portions of such amounts may be earned and included in financial results over future periods.

•	Annuity Contract Deposits – Amounts received from customers on deposit-type annuity contracts.
•

Operating Earnings Per Share at Planned Catastrophes – Operating Earnings Per Share is the result of dividing net income before realized investment gains and losses by weighted average shares on a diluted basis. The measure also reflects an adjustment to replace the Company’s actual after tax cost of property and casualty catastrophe events with the cost that was assumed in the Company’s annual financial plan.

•	Total Shareholder Return – The total return on Horace Mann stock to an investor, which combines share price appreciation/decline and dividends.

(2)

In 2010, the peer group was comprised of the following multi-line, property and casualty, and/or life insurance companies from various insurance indices: State Auto Financial Corporation, The Hanover Insurance Group, Inc., Mercury General Corporation, The Allstate Corporation, The Progressive Corporation, The Travelers Companies, Inc., The Chubb Corporation, Erie Indemnity Company, American Financial Group, Inc., Cincinnati Financial Corporation, The Hartford Financial Services Group, Inc. and Infinity Property and Casualty Corporation.

2010-2011 Long-term Incentive Program Grants and Awards

The 2010 awards were 100% equity-based and were comprised of 45% performance based RSUs, 20% service-based RSUs and 35% service-based stock options. The performance measures and targets for the performance-based RSUs are as follows:

2010-2011 Performance Measures (1)	Measurement Weighting	2010-2011 Performance Period Targets
2011 Voluntary Auto and Property Net Premium Written	25%	$585.0 million
2011 Annuity Contract Deposits	15%	$355.0 million
Operating Earnings per Share at Planned Catastrophes for the two years ended December 31, 2011	30%	$3.60 per share
Total Shareholder Return	30%	Median of TSR peer group (2)
Total	100%

(1)	The Performance Measures, as defined under the Long-term Incentive Program, include:

•

Voluntary Auto and Property Net Premium Written - Amount charged for voluntary auto and property policies issued during the year; portions of such amounts may be earned and included in financial results over future periods.

•	Annuity Contract Deposits – Amounts received from customers on deposit-type annuity contracts.
•

Operating Earnings Per Share at Planned Catastrophes – Operating Earnings Per Share is the result of dividing net income before realized investment gains and losses by weighted average shares on a diluted basis. The measure also reflects an adjustment to replace the Company’s actual after tax cost of property and casualty catastrophe events with the cost that was assumed in the Company’s annual financial plan.

•	Total Shareholder Return – The total return on Horace Mann stock to an investor, which combines share price appreciation/decline and dividends.

(2)

In 2010, the peer group was comprised of the following multi-line, property and casualty, and/or life insurance companies from various insurance indices: State Auto Financial Corporation, The Hanover Insurance Group, Inc., Mercury General Corporation, The Allstate Corporation, The Progressive Corporation, The Travelers Companies, Inc., The Chubb Corporation, Erie Indemnity Company, American Financial Group, Inc., Cincinnati Financial Corporation, The Hartford Financial Services Group, Inc. and Infinity Property and Casualty Corporation.

In setting the dollar value of the 2010 long-term incentive opportunity for each NEO, the Committee targeted an amount that would achieve the Company’s overall objective of positioning total compensation at approximately the market median. The 2010 target grant values for the NEOs for the 2010-2011 performance periods were as follows:

Name & Principal Position	Long-term Incentive Target in 2010
Peter H. Heckman, President & CEO (1)	$525,000
Dwayne D. Hallman, EVP & CFO (2)	$200,000
Stephen P. Cardinal, EVP & CMO	$500,000
Thomas C. Wilkinson, EVP P&C	$350,000
Brent H. Hamann, SVP A&L	$250,000
Louis G. Lower II, President & CEO (retired)	$1,200,000

(1)	Reflects incentive target for prior EVP & CFO position.

(2)	Reflects incentive target for prior SVP, Finance position.

Performance-Based RSUs.    We believe the RSUs are an effective vehicle for rewarding executives based on performance and have a high value in promoting executive retention. RSUs were granted on March 3, 2010 for the 2010-2011 performance period and will be earned on December 31, 2011 based on achievements relative to the two-year performance period targets. Participants can earn up to 200% of their target award of RSUs based on performance. Under the 2010-2011 program, any RSUs earned at the end of 2011 are then subject to service-based vesting, whereby 50% of the earned award vests one year following the performance period and the remaining 50% vests two years after the end of the performance period. Once vested, the RSUs are subject to holding requirements until the executive’s stock ownership requirements are met. See “Stock Ownership and Holding Requirements”. From the date of grant, RSUs accrue dividends at the same rate as dividends paid to our shareholders, but are only paid on the corresponding shares that are earned. If no shares are earned, the dividends are forfeited. Earned dividends are converted into additional RSUs.

Target RSU opportunities for the 2010-2011 performance period for the NEOs were established as 45% of the total long-term incentive opportunity in March 2010. On an annualized basis, the awards of RSUs ranged from approximately 11% to 59% of base salary, with the exception of Mr. Lower whose target opportunity was approximately 84%. Maximum opportunities were set at 200% of target and threshold opportunities were set at 50% of target.

The performance measures for the 2010-2011 performance period – auto and property premium, annuity contract deposits, and earnings per share, selected based on the Company’s 2010-2011 business plan and market expectations for peer companies, along with total shareholder return relative to a peer group of insurance companies – provide strong alignment with shareholder interests. Total shareholder return for the 2010-2011 performance period is required to be at or above the 25th percentile of peers to earn an award. At the 25th percentile, participants can earn 50% of their target award and at the peer group median participants can earn their target award. If total shareholder return is at or above the 75th percentile of peers, 200% of the target award can be earned.

Participants will not earn any performance-based RSU award under the Long-term Incentive Program until the end of the 2010-2011 performance period.

Service-Based RSUs.    We believe service-based RSUs, like stock options, provide strong alignment with shareholder interests and a long-term focus for our executives and assist in the retention of key executive talent. Service-based RSUs were granted on March 3, 2010 and comprise 20% of the long-term incentive opportunity, and vest 33 1/3% after three, four and five years. Once vested, the RSUs are subject to a holding requirement until the executive’s stock ownership guidelines are met. See “Stock Ownership and Holding Requirements”. From the date of the grant, the RSUs accrue dividends at the same rate as dividends paid to our shareholders. These dividends are converted into additional RSUs and vest when the underlying shares vest.

Stock Options.    We believe that stock options provide strong alignment with shareholder interests, as participants do not realize any value unless our stock price appreciates. Stock options granted under the Long-term Incentive Program have an exercise price equal to the closing stock price on the date of grant, vest ratably over a four-year period and have a seven-year term. In determining the number of stock options granted on March 3, 2010, we divided 35% of the total target long-term incentive opportunity by the Black-Scholes value of an option. For additional information regarding assumptions used for these valuations, see the Company’s Annual Report on Form 10-K “Notes to Consolidated Financial Statements – Note 1 – Summary of Significant Accounting Policies – Stock Based Compensation”. Effective March 9, 2011, when stock options are exercised, Executive Officers are required to hold shares equivalent to any proceeds (net of exercise price and related taxes) for a minimum of twelve months.

Timing of Equity Grants.    The Committee has granted long-term incentives only at its regularly scheduled Board meetings. The Company uses the closing stock price on the date of the grant to determine the exercise price for stock options. For regularly scheduled annual awards or for awards pursuant to the Long-term Incentive Program, the grant effective date is the approval date of the applicable resolution or as otherwise specified in the duly authorized resolution. For other awards, the grant effective date is the first business day of the next securities trading window established by the Company following the approval date. Under no circumstances will the grant effective date precede the approval date of a given award.

Stock Ownership and Holding Requirements

Our NEOs are required to satisfy meaningful stock ownership requirements over time. These stock ownership requirements were established in 1998. This stock ownership may be achieved by direct ownership or beneficial ownership through a spouse or child. The following types of beneficial ownership are considered in determining stock ownership: direct ownership of Horace Mann stock, Horace Mann stock held in the Company 401(k) Plan, Horace Mann deferred common stock equivalents and RSUs (vested and unvested). Under the 2010-2011 Long-term Incentive Program, NEOs are required to defer receipt of their RSUs until the stock ownership guidelines are met. As of December 31, 2010, the CEO has exceeded his stock ownership requirements, while all other NEOs have either reached or made significant progress in reaching their ownership goals. Given the volatility of the stock market in recent years, we have migrated to an approach whereby the value of the shares required to be owned is based on the Company’s book value, not stock price, as we believe book value is closely aligned with stock price but is less volatile.

In addition to stock ownership requirements, beginning in 2011 we also require the NEOs to hold shares equivalent to any proceeds from a long-term incentive stock option exercise, net of taxes and the costs of the exercise, for a minimum of one year after the date of exercise.

As of December 31, 2010, the stock ownership percentages of base salary for the NEOs were as follows:

Name & Principal Position	2010 Stock Ownership Requirement	2010 Stock Ownership	2010 Value (1)	% of Value Compared To Base Salary
Peter H. Heckman, President & CEO	500%	128,548	$2,852,480	519%
Dwayne D. Hallman, EVP & CFO	350%	39,799	$883,140	276%
Stephen P. Cardinal, EVP & CMO	350%	79,457	$1,763,151	454%
Thomas C. Wilkinson, EVP P&C	350%	70,268	$1,559,247	500%
Brent H. Hamann, SVP A&L	250%	47,213	$1,047,656	427%

(1)	Based on the Company’s December 31, 2010 GAAP book value per share of $22.19.

Retirement Plans

Executive officers participate in our Company-wide retirement plans and an excess defined contribution plan. Each of these plans includes a Company contribution and the amounts contributed for each NEO are included in the “Summary Compensation Table”. The Company’s intent is to provide plans that are customarily offered within our industry to enhance our ability to attract and retain employee talent. No NEO participates in the Company’s defined benefit plan or supplemental defined benefit retirement plan because participation in those plans was limited to individuals hired prior to January 1, 1999.

Deferred Compensation

Prior to 2009, the Long-term Incentive Program provided a performance-based cash component. To further encourage ownership of HMEC’s Common Stock, deferred compensation accounts were established that permitted executives to defer their long-term cash incentives into deferred common stock equivalents. Deferred common stock equivalents accrue dividends at the same rate as dividends paid to our shareholders. These dividends are converted into additional deferred common stock equivalents. No other investment options are provided.

Perquisites and Personal Benefits

The Company does not offer perquisites or executive benefits that exceed $5,000 annually in the aggregate to any individual. The Company does offer executives membership to a private dining club in Springfield, Illinois and memberships to airline clubs (airport lounge facilities) as well as a corporate travel and entertainment card membership, all of which are provided to help facilitate meetings conducted outside of the office.

Tax Implications

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and three other most highly compensated executive officers (other than the CFO) as of the end of the fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

The Annual Incentive Plan and Long-term Incentive Programs are designed to permit full deductibility and the Committee expects all 2010 compensation to be fully deductible. However, the Committee believes that shareholder interests are best served by not restricting the Committee’s discretion and flexibility in developing compensation programs, even though such programs may result in certain non-deductible compensation expenses.

Employment and Change in Control Agreements

In 2009, the Committee approved management’s recommendation to no longer provide excise tax gross-ups on future agreements. Executives who currently have agreements will be grandfathered.

Effective December 1, 2008, the Company entered into an employment agreement with Mr. Cardinal, employing him as the Company’s Executive Vice President and Chief Marketing Officer. The term of the agreement expires on December 1, 2011 but is subject to an annual evergreen renewal which extends the agreement an additional year on each anniversary date so long as neither

Mr. Cardinal nor the Company, prior to October 1, has notified the other that the agreement will not so extend. The agreement provides for an annual salary of not less than $380,000 and for Mr. Cardinal to participate in the Company’s Annual and Long-term Incentive Plans. Mr. Cardinal received an award of 5,532 RSUs and options to purchase a total of 202,704 shares of Common Stock. The agreement contains provisions relating to Mr. Cardinal’s death, disability and other termination of employment conditions.

No other executive has an employment agreement, but the Company does have change in control (“CIC”) agreements with certain executives which provide for payments and other benefits which are described in “Potential Payments upon Termination or Change in Control” below. These agreements, which provide severance protection in a change in control, are intended to provide certain of our executive officers with a level of security consistent with market practices. The change in control protections also help to mitigate some of the conflicts an executive may be exposed to in a potential acquisition or merger situation and serve to insure a more stable transition if a corporate transaction were to occur. The practices we have in place are structured to maintain market competitiveness and allow for successful recruitment of key executives.

In addition, long-term incentives will vest (performance-based awards vest pro-rata based on target performance) upon a change in control or a termination by reason of death, disability or retirement. However, nonvested stock options of executives who retire (defined as leaving the Company after attaining either age 55 with 10 years of service or age 65 with 5 years of service) cannot be exercised until after the one-year anniversary of retirement.

These provisions are described in more detail in “Potential Payments upon Termination or Change in Control”.

Summary Compensation Table

The following table sets forth information regarding compensation of the Company’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers, the NEOs, as well as the former CEO who retired in October 2010, during 2010, 2009 and 2008.

Name & Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value And Non- Qualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($)	Total ($)
Peter H. Heckman, President & CEO	2010	472,392	0	341,250	183,750	364,264	0	32,991	1,394,647
	2009	436,000	0	317,425	135,951	338,641	0	31,159	1,259,176
	2008	416,500	0	393,750	131,250	158,222	0	29,698	1,129,420
Dwayne D. Hallman, EVP & CFO	2010	280,911	0	130,000	70,000	119,063	0	22,662	622,636
	2009	259,056	0	113,372	37,767	107,886	0	21,497	539,578
	2008	246,132	0	131,250	43,750	51,001	0	20,380	492,513
Stephen P. Cardinal, EVP & CMO	2010	386,000	0	325,000	175,000	202,650	0	26,844	1,115,494
	2009	380,000	100,000	302,319	129,475	328,449	0	28,755	1,268,998
Thomas C. Wilkinson, EVP P&C	2010	309,000	0	227,500	122,500	119,052	0	24,491	802,543
	2009	300,000	0	181,388	77,679	123,948	0	24,297	707,312
	2008	256,717	0	150,000	350,000	65,668	0	20,186	842,571
Brent H. Hamann, SVP A&L	2010	243,500	0	162,500	87,500	122,821	0	20,037	636,358
	2009	212,380	11,875	145,932	126,786	144,634	0	7,286	648,893
Louis G. Lower II, President & CEO	2010	441,441	0	780,000	420,000	401,711	101,266	42,475	2,186,893
(retired)	2009	640,008	0	725,550	310,736	471,615	531,951	41,194	2,721,054
	2008	640,008	0	900,000	300,000	254,064	0	40,723	2,134,795

(1)

Represents each NEO’s actual base salary as of December 31, 2010, 2009 and 2008, respectively. Mr. Heckman’s and Mr. Hallman’s 2010 base salaries reflect earnings in their prior positions through October 5, 2010 and in their current positions from October 6, 2010 through December 31, 2010. Mr. Lower’s 2010 earnings represent his period of employment until his retirement on October 6, 2010.

(2)

Represents the grant date fair value of service-based and performance-based RSUs granted in each year. Performance-based RSUs are valued based on the probable performance of Target with the potential of 50% to 200% being earned based on performance results. Mr. Heckman and Mr. Hallman’s 2010 stock awards were granted while in the respective positions of CFO and SVP, Finance. No 2010 awards were made to Mr. Heckman or Mr. Hallman upon attainment of their current positions.

(3)

Represents the grant date fair value of $5.79 per share for stock options granted on March 3, 2010. Mr. Heckman and Mr. Hallman’s 2010 option awards were granted while in the respective positions of CFO and SVP, Finance. No 2010 awards were made to Mr. Heckman or Mr. Hallman upon attainment of their current positions.

(4)	Represents the cash payout for the AIP earned in each year. Mr. Heckman’s and Mr. Hallman’s AIP payouts are pro-rated based on time spent in prior and current positions.

(5)	Represents the increase in the present value of Mr. Lower’s non-qualified pension benefit due to his actual retirement date of October 6, 2010 versus his actuarially assumed date of December 31, 2012.

The following additional table and footnotes illustrate Mr. Lower’s compensation reflecting the adjustments made due to his retirement from the Company on October 6, 2010.

Name & Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value And Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Louis G. Lower II, President & CEO (retired)	2010	441,441	0	442,500	420,000	401,711	101,266	42,475	1,849,393

(1)	Represents the actual base salary earned and paid to Mr. Lower in 2010 for services rendered prior to his retirement on October 6, 2010.

(2)

Under the terms of the Long-term Incentive service-based RSU agreements, Mr. Lower became 100% vested in those grants upon retirement. All performance-based grants are pro-rated for the actual time spent in the position in the applicable performance period. Performance-based grants are expressed at Target and pro-rated for service with the potential to earn 50% to 200% of that amount based on performance results.

(3)

Under the terms of the Long-term Incentive stock option agreements, Mr. Lower became 100% vested in those grants upon retirement. Represents the grant date fair value of $5.79 per share for stock options granted on March 3, 2010.

(4)	Represents the cash payout of the 2010 AIP pro-rated for Mr. Lower’s service prior to his retirement on October 6, 2010.

Detail of All Other Compensation

The following table sets forth information regarding all other compensation paid to, or earned by, the NEOs and Mr. Lower during 2010.

Name & Principal Position	Perquisites & Other Personal Benefits ($) (1)	Company Contributions to Defined Contribution Plans ($)	Total ($)
Peter H. Heckman, President & CEO	2,021	30,970	32,991
Dwayne D. Hallman, EVP & CFO	1,266	21,396	22,662
Stephen P. Cardinal, EVP & CMO	194	26,650	26,844
Thomas C. Wilkinson, EVP P&C	1,691	22,800	24,491
Brent H. Hamann, SVP A&L	1,546	18,491	20,037
Louis G. Lower II, President & CEO (retired)	12,803	29,672	42,475

(1)	Includes a dining club membership and various airline club memberships. For Mr. Lower, the amount also includes payment for his 2010 unused vacation.

Grants of Plan-Based Awards

The following table sets forth information concerning the grant of the 2010 Annual Incentive and the grant of the 2010 Long-term Incentive for the 2010-2011 performance period. Actual payouts under the 2010 AIP are included in the “Summary Compensation Table”. Payouts for the 2010 Long-term Incentive grant and the determination of the actual RSUs earned will not occur until after the completion of the 2010-2011 performance period.

Name & Principal Position	Grant Date	Incentive Plan	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Peter H. Heckman, President & CEO		AIP	148,276	296,551	593,102	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/3/2010	LTI	N/A	N/A	N/A	8,541	17,082	34,164	N/A	N/A	$13.83	236,244
	3/3/2010	LTI	N/A	N/A	N/A	N/A	7,593	N/A	N/A	N/A	$13.83	105,011
	3/3/2010	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	31,736	$13.83	183,751
Dwayne D. Hallman, EVP & CFO		AIP	49,768	99,535	199,070	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/3/2010	LTI	N/A	N/A	N/A	3,254	6,508	13,016	N/A	N/A	$13.83	90,006
	3/3/2010	LTI	N/A	N/A	N/A	N/A	2,892	N/A	N/A	N/A	$13.83	39,996
	3/3/2010	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	12,088	$13.83	69,990
Stephen P. Cardinal, EVP & CMO		AIP	96,500	193,000	386,000	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/3/2010	LTI	N/A	N/A	N/A	8,134	16,268	32,536	N/A	N/A	$13.83	224,986
	3/3/2010	LTI	N/A	N/A	N/A	N/A	7,230	N/A	N/A	N/A	$13.83	99,991
	3/3/2010	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	30,224	$13.83	174,997
Thomas C. Wilkinson, EVP P&C		AIP	61,800	123,600	247,200	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/3/2010	LTI	N/A	N/A	N/A	5,694	11,388	22,776	N/A	N/A	$13.83	157,496
	3/3/2010	LTI	N/A	N/A	N/A	N/A	5,061	N/A	N/A	N/A	$13.83	69,994
	3/3/2010	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	21,156	$13.83	122,493
Brent H. Hamann, SVP A&L		AIP	48,700	97,400	194,800	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/3/2010	LTI	N/A	N/A	N/A	4,067	8,134	16,268	N/A	N/A	$13.83	112,493
	3/3/2010	LTI	N/A	N/A	N/A	N/A	3,615	N/A	N/A	N/A	$13.83	49,995
	3/3/2010	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	15,112	$13.83	87,498
Louis G. Lower II, President &CEO		AIP	154,505	309,009	618,018	N/A	N/A	N/A	N/A	N/A	N/A	N/A
(retired)	3/3/2010	LTI	N/A	N/A	N/A	19,523	39,046	78,092	N/A	N/A	$13.83	540,006
	3/3/2010	LTI	N/A	N/A	N/A	N/A	17,355	N/A	N/A	N/A	$13.83	240,020
	3/3/2010	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	72,540	$13.83	420,007

N/A – Not applicable

(1)	Represents performance-based 2010 Annual Incentive.

(2)	Represents service-based and performance-based RSU portions of the 2010 Long-term Incentive grant.

(3)	Represents the stock option portion of the 2010 Long-term Incentive grant.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding the exercisable and unexercisable stock options, as well as unvested RSUs held by each NEO at December 31, 2010.

	Option Awards					Stock Awards (RSUs)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Grant Date	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) (2)	Market Value of Shares or Units of Stock that Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($) (3)
Peter H. Heckman, President & CEO	50,000	0	$17.56	02/14/01	02/14/11
	53,300	0	$18.76	03/09/05	05/09/12
	17,826	5,942	$20.23	03/06/07	03/06/14
	15,582	15,582	$16.81	03/05/08	03/05/15
	13,625	40,875	$6.91	03/04/09	03/04/16
	0	31,736	$13.83	03/03/10	03/03/17	59,977	$1,081,985	17,446	$314,726
Dwayne D. Hallman, EVP & CFO	30,000	0	$13.88	02/27/03	02/27/13
	13,350	0	$18.76	03/09/05	05/09/12
	5,943	1,981	$20.23	03/06/07	03/06/14
	5,284	5,284	$16.81	03/05/08	03/05/15
	3,785	11,355	$6.91	03/04/09	03/04/16
	0	12,088	$13.83	03/03/10	03/03/17	21,504	$387,932	6,647	$119,912
Stephen P. Cardinal, EVP & CFO	152,028	50,676	$9.04	12/10/08	12/10/15	1,396	$25,184
	12,976	38,928	$6.91	03/04/09	03/04/16
	0	30,224	$13.83	03/03/10	03/03/17	57,121	$1,030,463	16,615	$299,735
Thomas C. Wilkinson, EVP P&C	5,000	0	$16.28	09/11/02	09/11/12
	10,650	0	$18.76	03/09/05	05/09/12
	5,943	1,981	$20.23	03/06/07	03/06/14
	6,038	6,038	$16.81	03/05/08	03/05/15
	31,579	47,369	$15.46	09/10/08	09/10/15	7,906	$142,624
	7,785	23,355	$6.91	03/04/09	03/04/16
	0	21,156	$13.83	03/03/10	03/03/17	35,010	$631,580	11,631	$209,823
Brent H. Hamann, SVP A&L	0	15,570	$6.91	03/04/09	03/04/16
	0	15,060	$6.91	03/04/09	03/04/16	1,425	$25,707
	0	15,112	$13.83	03/03/10	03/03/17	23,587	$425,509	8,307	$149,858
Louis G. Lower II, President & CEO (retired)	144,104	0	$17.56	02/14/01	02/14/11
	117,300	0	$18.76	03/09/05	05/09/12
	37,347	12,449	$20.23	03/06/07	03/06/14
	36,232	36,232	$16.81	03/05/08	03/05/15
	0	93,426	$6.91	03/04/09	03/04/16
	0	72,540	$13.83	03/03/10	03/03/17	0	$0	39,878	$719,399

(1)	Long-term Incentive stock option grants are service-based and all unexercisable options vest on each anniversary of the grant date at a rate of 25% of the original grant.

(2)

Represents unvested service-based RSUs granted in 2009 and 2010 and performance-based RSUs granted in 2009 and earned at the end of 2010. For Mr. Cardinal, Mr. Wilkinson and Mr. Hamann, it also represents an unvested portion of service-based RSUs from a prior year grant.

(3)	Represents the value of the RSUs based on the closing stock price of $18.04 on December 31, 2010.

(4)	The performance-based RSUs granted in 2010 will not be earned until the end of the 2010-2011 performance period. RSUs earned at the end of the performance period will vest 50% in 2012 and 50% in 2013.

Option Exercises and Stock Vested

In 2010, Mr. Cardinal and Mr. Hamann vested in RSUs that were granted as part of their employment offers. As Mr. Cardinal and Mr. Hamann did not defer these RSUs, they acquired shares of HMEC Common Stock at vesting. Mr. Lower vested in his RSUs due to his retirement; however, he will not acquire shares of HMEC Common Stock until six months after his retirement in compliance with Internal Revenue Code Section 409A.

Name & Principal Position	Option Awards		Stock Awards (RSUs)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Peter H. Heckman, President & CEO	0	0	0	0
Dwayne D. Hallman, EVP & CFO	0	0	0	0
Stephen P. Cardinal, EVP & CMO	0	0	815	14,450
Thomas C. Wilkinson, EVP P&C	0	0	0	0
Brent H. Hamann, SVP A&L	20,250	81,419	1,389	18,960
Louis G. Lower II, President & CEO (retired)	131,342	355,973	49,034	882,612

(1)	Represents the number of shares vested and acquired as part of a RSU sign-on consideration for Mr. Cardinal and Mr. Hamann. Represents the number of shares that vested upon retirement for Mr. Lower.

(2)

The value realized on vesting of stock awards is determined by multiplying the number of shares vested by the closing stock price on the date of vesting. The actual amounts realized upon vesting stock awards will depend upon the prices of the acquired shares when they are actually sold.

Pension Benefits

Mr. Lower retired in October 2010 and will begin the receipt of his monthly pension benefit in May 2011. The following table illustrates the total pension benefit available to Mr. Lower under the nonqualified defined benefit pension plan as defined by his employment agreement. Mr. Lower’s employment agreement dated December 31, 1999, committed the Company to provide an annual retirement defined benefit payment of $180,000 upon his completion of service. The defined benefit plans (qualified and nonqualified) sponsored by the Company were amended to freeze participation to those who were hired prior to January 1, 1999. As all of the Company’s current NEOs were hired subsequent to that date, they are not eligible to participate in the defined benefit plans.

Name & Principal Position	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Louis G. Lower II, President & CEO (retired)	ESERP Defined Benefit Plan	Not applicable	2,200,674	0

(1)

The present value of Mr. Lower’s accumulated benefit is based on the 2010 discount rate of 4.92%, the 2011 Postretirement Mortality Table, and payment in the form of a 50% joint and survivor annuity based on his October 6, 2010 retirement date.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The Company offered a nonqualified deferred compensation plan to executives, which allowed them to defer receipt of Long-term Incentive cash compensation prior to 2009 when cash was a component of the Long-term Incentive Program. Executives were allowed to defer up to 100% of their earned long-term cash incentive. The only investment vehicle offered is HMEC’s deferred common stock equivalents. Contributions and earnings reported below are for the year ended December 31, 2010 and the aggregate balance is as of December 31, 2010.

The Company also sponsors an unfunded excess pension plan, the Nonqualified Money Purchase Pension Plan (“NQMPPP”), which covers only the base salary compensation in excess of the Section 415 limit, which in 2010 was $245,000. The NQMPPP accounts are established for the executives at the time their compensation exceeds the Section 415 limit and the NEOs are credited with an amount equal to 5% of the excess. In addition, the NQMPPP accounts are credited with the same rate of return as the qualified plan sponsored by the Company for all employees.

The following table sets forth information regarding participation by the NEOs in the Company’s NQMPPP and nonqualified deferred compensation plan as of December 31, 2010.

Name & Principal Position	Account	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Earnings in Last FY ($) (2)	Balance at Last FYE ($)
Peter H. Heckman, President & CEO	NQMPP Account	0	11,370	6,750	157,673
	Deferred Compensation Account	0	0	198,273	616,617
Dwayne D. Hallman, EVP & CFO	NQMPP Account	0	1,796	381	10,110
	Deferred Compensation Account	0	0	35,686	110,982
Stephen P. Cardinal, EVP & CMO	NQMPP Account	0	7,050	53	7,103
	Deferred Compensation Account	0	0	0	0
Thomas C. Wilkinson, EVP P&C	NQMPP Account	0	3,200	293	9,383
	Deferred Compensation Account	0	0	19,520	60,705
Brent H. Hamann, SVP A&L	NQMPP Account	0	0	0	0
	Deferred Compensation Account	0	0	0	0
Louis G. Lower II, President & CEO (retired)	NQMPP Account	0	10,072	16,817	375,505
	Deferred Compensation Account	0	0	475,768	1,479,608

(1)	Represents the 2010 NQMPPP Company contributions. These contributions are disclosed in the All Other Compensation column of the Summary Compensation Table for 2010.

(2)

Represents the gains in the NQMPP in 2010 and change in the deferred compensation account balance from December 31, 2009 to December 31, 2010, each excluding contributions reflected in the first two columns.

Potential Payments upon Termination or Change in Control

The NEOs are entitled to receive certain payments and other benefits for termination due to death or disability; termination for cause; voluntary termination; termination without cause or constructive termination prior to a change in control (“Change in Control” or “CIC”); and termination without cause or constructive termination following a change in control. With the exception of Mr. Cardinal, who has the only employment agreement, the CEO’s and other NEOs’ payments and benefits for termination (other than change in control) are governed by the terms of the qualified and non-qualified plan documents, equity grant agreements and bonus plans that apply to the broad-based employee population. Each NEO’s change in control agreement, including Mr. Cardinal’s, require a termination of employment in addition to a change of control of the Company before benefits under the agreement are triggered.

An overview of benefits available under each scenario is provided below and should be read along with the footnotes accompanying the related table. These calculations are an estimate only for purposes of this Proxy Statement.

Death or Disability – Except for performance-based cash payments, no NEOs receive any cash payments, except for Mr. Cardinal. Per his employment agreement, Mr. Cardinal receives a payment equal to six months of his annual base salary for termination due to death or disability. The treatment of long-term incentives is as follows:

•

Stock Options – All stock options vest immediately. With respect to disability, executives have the full option term to exercise the stock options. With respect to death, the executive’s estate has two years to exercise the stock options.

•	Service-based RSUs – All service-based RSUs vest immediately.

•

Performance-based RSUs – With respect to disability, RSUs still subject to performance conditions vest pro-rata at the end of the performance period based on actual performance and earned but unvested RSUs vest immediately. With respect to death, RSUs still subject to performance conditions vest pro-rata immediately at target level of performance and earned but unvested RSUs vest immediately.

•

Performance-based Cash – With respect to disability, cash still subject to performance conditions will be paid out pro-rata at the end of the performance period based on actual performance and earned but unpaid cash will be paid immediately. With respect to death, cash still subject to performance conditions will be paid out pro-rata immediately at the target level of performance and earned but unpaid cash will be paid immediately.

Termination for Cause or Voluntary Termination – Executives forfeit all unpaid and unvested awards. However, as Mr. Heckman is retirement eligible, he would be eligible to receive any unpaid bonus plus vest in any unvested awards.

Termination Without Cause or Constructive Termination Prior to a Change in Control – With the exception of Mr. Cardinal, all NEOs receive the Company’s standard severance program which is 2 weeks of salary for each year of service, with a maximum payment of 24 weeks of salary. Per his employment agreement, Mr. Cardinal would receive 2 times his annual salary, vest in any earned equity awards and receive health insurance for a period of 18 months. As Mr. Heckman is retirement eligible, he would be eligible to receive any unpaid bonus plus vest in any unvested awards.

Termination Without Cause or Constructive Termination Following a Change in Control –

•	Cash Payment – The NEOs receive multiples of their annual cash compensation (base salary plus Annual Incentive Program award) as shown in the following table:

Name & Principal Position	Change in Control Multiple
Peter H. Heckman, President & CEO	2.9x
Dwayne D. Hallman, EVP & CFO	2.0x
Stephen P. Cardinal, EVP & CMO	2.0x
Thomas C. Wilkinson, EVP P&C	2.0x
Brent H. Hamann, SVP A&L	2.0x

•	Stock Options – All stock options vest immediately.

•	Service-based RSUs – All service-based RSUs vest immediately.

•	Performance-based RSUs – RSUs still subject to performance conditions vest pro-rata immediately at the target level of performance and earned but unvested RSUs vest immediately.

•

Performance-based Cash Incentives – Cash incentives still subject to performance conditions will be paid out pro-rata immediately at the target level of performance and earned but unpaid cash will be paid immediately.

The following table sets forth estimated payments and other benefits for the NEOs for the above scenarios. These calculations are estimates only for purposes of disclosure in this Proxy Statement. Payments on an actual change in control may differ from amounts shown below based on factors such as transaction price, timing of employment termination and payments, changes in compensation and reasonable compensation analysis.

Estimated Payments ($) Assuming Termination as of December 31, 2010 (1)
Name, Principal Position & Benefits	Due to Death or Disability	For Cause	Voluntary	Without Cause or Constructive Termination Prior to CIC	Without Cause or Constructive Termination Post-CIC
Peter H. Heckman, President & CEO (2)

Cash Severance	0	0	0	211,538	2,838,471
AIP	300,500	300,500	300,500	300,500	300,500
Acceleration of Stock Options	608,046	608,046	608,046	608,046	608,046
Acceleration of RSUs	978,933	978,933	978,933	978,933	978,933
Health and Welfare	0	0	0	0	54,467
Tax Gross-Up	N/A	N/A	N/A	N/A	1,569,430
TOTAL	1,887,479	1,887,479	1,887,479	2,099,017	6,349,847
Dwayne D. Hallman, EVP & CFO

Cash Severance	0	0	0	86,154	855,772
AIP	101,034	0	0	101,034	101,034
Acceleration of Stock Options	183,771	0	0	0	183,771
Acceleration of RSUs	353,572	0	0	0	353,572
Health and Welfare	0	0	0	0	44,337
Tax Gross-Up	N/A	N/A	N/A	N/A	492,229
TOTAL	638,377	0	0	187,188	2,030,715
Stephen P. Cardinal, EVP & CMO

Cash Severance	194,000	0	0	949,495	949,495
AIP	194,000	0	0	194,000	194,000
Acceleration of Performance Cash	68,206	0	0	68,206	68,206
Acceleration of Stock Options	1,016,596	0	0	1,016,596	1,016,596
Acceleration of RSUs	958,121	0	0	958,121	958,121
Health and Welfare	0	0	0	23,390	23,390
Acceleration of NQMPPP	7,103	0	0	0	7,103
Tax Gross-Up	N/A	N/A	N/A	N/A	874,765
TOTAL	2,438,026	0	0	3,209,808	4,091,676
Thomas C. Wilkinson, EVP P&C

Cash Severance	0	0	0	96,000	790,144
AIP	124,800	0	0	124,800	124,800
Acceleration of Stock Options	478,646	0	0	0	478,646
Acceleration of RSUs	720,876	0	0	0	720,876
Health and Welfare	0	0	0	0	23,531
Tax Gross-Up	N/A	N/A	N/A	N/A	612,424
TOTAL	1,324,322	0	0	220,800	2,750,421
Brent H. Hamann, SVP A&L

Cash Severance	0	0	0	9,442	569,235
AIP	98,200	0	0	98,200	98,200
Acceleration of Performance Cash	27,282	0	0	0	27,282
Acceleration of Stock Options	404,534	0	0	0	404,534
Acceleration of RSUs	419,797	0	0	0	419,797
Health and Welfare	0	0	0	0	18,736
Tax Gross-Up	N/A	N/A	N/A	N/A	433,120
TOTAL	949,813	0	0	107,642	1,970,904

N/A – Not applicable

(1)	All AIP and LTI earned payouts are assumed to be at target. All equity-based awards are valued at the December 31, 2010 closing stock price of $18.04.

(2)	Mr. Heckman is retirement eligible and would be eligible for any unpaid bonus plus vest in any unvested awards at termination.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

CHARLES R. WRIGHT, Chairman

MARY H. FUTRELL and GABRIEL L. SHAHEEN, Members

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2010 regarding outstanding awards and shares remaining available for future issuance under the Company’s equity compensation plans (excluding the 401(k) plan):

Equity Compensation Plans	Securities to be Issued	Weighted Average Exercise Price	Securities Available for Future Issuance (4)
Plans Approved by Shareholders
Stock Incentive Plans (1)
Stock Options	2,773,115	$15.21	N/A
Restricted Stock Units (2)	1,106,166	N/A	N/A
Subtotal	3,879,281	N/A	N/A
Deferred Compensation (2) (3)	301,933	N/A	N/A
Subtotal	4,181,214	N/A	1,780,938
Plans Not Approved by Shareholders	N/A	N/A	N/A
Total	4,181,214	N/A	1,780,938

N/A	– Not applicable

(1)	Includes grants under the 2010 Comprehensive Executive Compensation Plan (“CECP”).

(2)	No exercise price is associated with the shares of Common Stock issuable under these rights.

(3)

The CECP permits Directors and participants in certain cash incentive programs to defer compensation in the form of Common Stock equivalent units, which can be settled in cash at the end of the specified deferral period. For purposes of the CECP, Common Stock equivalent units are valued at 100% of the fair market value of Common Stock on the date of crediting to the participant’s deferral account. There are 34 senior executives of the Company currently eligible to participate in the CECP. The CECP does not reserve a specific number of shares for delivery in settlement of Common Stock equivalent units but instead provides that shares will be available to the extent needed for such settlements. Further information on the CECP appears in the section “Executive Compensation”.

(4)	Excludes securities reflected in the Securities to be Issued column.

OTHER MATTERS

Independent Registered Public Accounting Firm

The independent registered public accounting firm selected by the Audit Committee to serve as the Company’s auditors for the year ending December 31, 2011 is KPMG LLP. KPMG LLP served in that capacity for the year ended December 31, 2010.

Fees of KPMG LLP

The following were the fees of KPMG LLP for the years ended December 31, 2010 and 2009.

Fees	2010	2009
Audit (1)	$1,522,600	$1,599,600
Audit-Related (2)	$102,300	$104,400
Tax (3)	0	0
All Other (4)	0	0

(1)

Represents the aggregate fees billed for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2010 and 2009, the audit of the Company’s internal control over financial reporting as of December 31, 2010 and 2009, the reviews of the financial statements included in the Company’s quarterly reports on Forms 10-Q for the years ended December 31, 2010 and 2009 and services in connection with the Company’s statutory and regulatory filings for the years ended December 31, 2010 and 2009.

(2)

Represents the aggregate fees billed for assurance and related services rendered by KPMG LLP that are reasonably related to the audit and review of the Company’s financial statements for the years ended December 31, 2010 and 2009, exclusive of the fees disclosed under “Audit Fees”. In 2010 and 2009, KPMG LLP prepared SAS No. 70 reports on the Company’s annuity operations.

(3)	Represents the aggregate fees billed for tax compliance, consulting and planning services rendered by KPMG LLP during the years ended December 31, 2010 and 2009.

(4)

Represents the aggregate fees billed for all other services, exclusive of the fees disclosed above relating to audit, audit-related and tax services, rendered by KPMG LLP during the years ended December 31, 2010 and 2009.

Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm

The Audit Committee approves in advance any significant audit and all non-audit engagements or services between the Company and the independent registered public accounting firm. As a practice, the Audit Committee does not allow “prohibited non-auditing services” as defined by regulatory authorities to be performed by the same firm that audits the Company’s annual financial statements. The Audit Committee may delegate to one or more of its members the authority to approve in advance all significant audit and all non-audit services to be provided by the independent registered public accounting firm so long as it is presented to the full Audit Committee at the next regularly scheduled meeting. Pre-approval is not necessary for de minimis audit services as long as such is presented to the full Audit Committee at the next regularly scheduled meeting. The Audit Committee approved all of the above listed expenses. KPMG LLP did not provide any non-audit related services during the years ended December 31, 2010 and 2009.

Copies of Annual Report on Form 10-K

The Company will furnish, without charge, a copy of its most recent Annual Report on Form 10-K filed with the SEC to each person solicited hereunder who mails a written request to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-120, Springfield, Illinois, 62715-0001. The Company also will furnish, upon request, a copy of all exhibits to the Annual Report on Form 10-K. In addition, the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and all amendments to those reports are available free of charge through the Company’s Internet website, www.horacemann.com, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC. The EDGAR filings of such reports are also available at the SEC’s website, www.sec.gov.

Shareholder Proposals for 2012 Annual Meeting of Shareholders

Any proposals of Shareholders submitted under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, for inclusion in the Company’s Proxy Statement and Form of Proxy for the next Annual Meeting of Shareholders scheduled to be held in 2012 must be received in writing by Ann M. Caparrós, Corporate Secretary, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois, 62715-0001 not later than December 11, 2011 in order for such proposal to be considered for inclusion in the Company’s Proxy Statement and Form of Proxy relating to the 2012 Annual Meeting of Shareholders.

In the event that a Shareholder intends to present any proposal at the 2012 Annual Meeting of Shareholders other than in accordance with the procedures set forth in Rule 14a-8, the Shareholder must give written notice to the Corporate Secretary no less than 45 days prior to the date of the Annual Meeting setting forth the business to be brought before the meeting. Accordingly, proxies solicited by the Board for the 2012 Annual Meeting will confer upon the proxy holders discretionary authority to vote on any matter so presented of which the Company does not have notice prior to April 8, 2012, which is 45 days prior to the anticipated Annual Meeting date of May 23, 2012.

We encourage you to vote your shares as soon as possible.

By order of the Board of Directors,

Ann M. Caparrós
Corporate Secretary

Springfield, Illinois

April 7, 2011

HA–C00366 (Mar. 11)

HORACE MANN EDUCATORS CORPORATION 1 HORACE MANN PLAZA SPRINGFIELD, IL 62715-0001	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M33013-P06779 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

HORACE MANN EDUCATORS CORPORATION

The Board of Directors recommends you vote FOR the following proposal(s):
1.	Election of Directors Nominees:	For	Against	Abstain
1a. Mary H. Futrell 1b. Stephen J. Hasenmiller 1c. Peter H. Heckman 1d. Ronald J. Helow 1e. Gabriel L. Shaheen 1f. Roger J. Steinbecker 1g. Robert Stricker 1h. Charles R. Wright		☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐
								For	Against
					2.	Ratification of the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2011.		☐	☐

								For	Against	Abstain
					3.	Approval of the advisory resolution on Named Executive Officers’ compensation.		☐	☐	☐
					The Board of Directors recommends you vote 1 year on the following proposal:		1 Year	2 Years	3 Years	Abstain
					4.	Advisory vote on the frequency of future advisory votes on Named Executive Officers’ compensation.	☐	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

MATERIALS ELECTION

As of July 1, 2007, SEC rules permit companies to send you a Notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.

		Yes ☐	No ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

HORACE MANN EDUCATORS CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

MAY 25, 2011

The undersigned Shareholder of Horace Mann Educators Corporation (the “Company”) hereby appoints Gabriel L. Shaheen and Peter H. Heckman, or any of them, with full power of substitution, proxies to vote at the Annual Meeting of Shareholders of the Company (the “Meeting”), to be held on May 25, 2011, at 9:00 a.m. CDT at the Abraham Lincoln Presidential Library, 112 North Sixth Street, Springfield, Illinois 62701, and at any adjournment thereof and to vote all shares of Common Stock of the Company held or owned by the Undersigned as directed on the reverse side and in their discretion upon such other matters as may come before the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR 1 YEAR FOR PROPOSAL 4 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side